Exhibit 2.1

EXECUTION COPY

STOCK PURCHASE AGREEMENT

AMONG

CLARENDON INSURANCE GROUP, INC.

HANNOVER FINANCE, INC.

AND

CLARENDON HOLDINGS, INC.

AND

ENSTAR GROUP LIMITED

DATED AS OF DECEMBER 21, 2010

LIST OF EXHIBITS:

Exhibit A	ADR Amendment
Exhibit B	Phoenix Exposures
Exhibit C	Raydon Exposures
Exhibit D	Raydon/Phoenix Stop Loss Agreement
Exhibit E	Retrocession Agreement
Exhibit F	Review Procedures for June 30, 2010 Balance Sheet and Income Statement
Exhibit G	Letter Terminating Hannover Re Collateral Facility

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated as of December 21, 2010 (this “Agreement”), among Clarendon Insurance Group, Inc., a Delaware corporation (“CIGI” or “Seller”), Hannover Finance, Inc., a Delaware corporation and direct parent of Seller (“Seller Parent”), Clarendon Holdings, Inc., a Delaware corporation (“Buyer”), and indirect wholly-owned subsidiary of Enstar Group Limited, a Bermuda Company and ultimate parent company of Buyer (“Parent”) (together with Seller, Seller Parent, Buyer, and Parent, the “Parties” and each, individually, a “Party”).

RECITALS

WHEREAS, CIGI is the direct record and beneficial owner of all the outstanding shares of capital stock of Clarendon National Insurance Company, a New Jersey domiciled insurance company, (“Clarendon National” or the “Acquired Company”), and is the indirect beneficial owner of all the outstanding shares of capital stock of Clarendon America Insurance Company, a New Jersey domiciled insurance company (“Clarendon America”), Clarendon Select Insurance Company, a Florida domiciled insurance company (“Clarendon Select”) and Harbor Specialty Insurance Company, a New Jersey domiciled insurance company (“Harbor Specialty”) (Clarendon America, Clarendon Select and Harbor Specialty are each an “Acquired Company Subsidiary” and collectively are “Acquired Company Subsidiaries”); and

WHEREAS, upon the terms and subject to the conditions of this Agreement Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the outstanding shares of capital stock of the Acquired Company (the “Acquired Company Shares”); and

WHEREAS, it is also contemplated that, upon the terms and subject to the conditions of this Agreement, Seller and Buyer will execute and deliver such other agreements, instruments and documents as are described herein;

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Certain Defined Terms. For purposes of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings set forth below:

“2010 Adjusted Surplus” has the meaning set forth in Section 2.3(a)(i)(B).

“2010 Adjusted Surplus Calculation” has the meaning set forth in Section 2.3(a)(i)(B).

“Accountant” has the meaning set forth in Section 2.3(b).

“Acquired Company” has the meaning set forth in the recitals of this Agreement.

“Acquired Company Notes” means the Hannover Finance Note, Hannover Re 2002 Note and Hannover Re 2004 Note.

“Acquired Company Retirement Plans” has the meaning set forth in Section 5.4(a).

“Acquired Company Shares” has the meaning set forth in the recitals of this Agreement.

“Acquired Company Subsidiary” and “Acquired Company Subsidiaries” has the meaning set forth in the recitals of this Agreement.

“Acquired Company Subsidiary Shares” has the meaning set forth in Section 3.1(b)(iii).

“Acquired Company Welfare Plans” has the meaning set forth in Section 5.3(a).

“Actuarial Report” has the meaning set forth in Section 3.1(r).

“Adjusted Underwriting Result” means, for any period, the sum of the amounts shown on line 2, losses incurred, and line 3, loss adjustment expenses incurred, on page 4 of the balance sheet and income statement prepared in accordance with SAP for the period, minus the amount shown on line 19, column 1, part 3 of the Underwriting and Investment Exhibit to the balance sheet and income statement prepared in accordance with SAP for the period, provided, however, that the Adjusted Underwriting Result for the six month period ended June 30, 2010 shall be prepared in good faith on a statutory form using the accounting principles, procedures, policies and methods used by Seller in preparing the balance sheets contained in its quarterly statutory statement for the period ended June 30, 2010 and additional exhibits as needed consistent with the accounting principles, procedures, policies and methods used in its annual statutory statement for the period ended December 31, 2009, consistently applied.

“Adverse Development Reinsurance Agreement” means the Adverse Development Reinsurance Agreement effective July 1st, 2005 (as subsequently amended) by and between Clarendon National, Clarendon America, Harbor Specialty (as ceding companies) and Hannover Re (as reinsurer).

“ADR Amendment” means Amendment No. 7 to the Adverse Development Reinsurance Agreement, among the Acquired Company, Clarendon America, Harbor Specialty (as ceding companies) and Hannover Re (as reinsurer). substantially in the form attached as Exhibit A.

“Affiliate” has the meaning ascribed to such term in Rule 12b-2 under the Exchange Act.

“Affiliation Statement Materials” has the meaning set forth in Section 4.6(b).

“Agreed Claims” has the meaning set forth in Section 8.2(c).

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

“Applicable Contracts” has the meaning set forth in Section 3.1(l).

“Audited 2010 Adjusted Surplus” has the meaning set forth in Section 2.3(a)(ii)(B).

“Audited 2010 Adjusted Surplus Calculation” has the meaning set forth in Section 2.3(a)(ii)(B).

“Audited 2010 Balance Sheet and Income Statement” has the meaning set forth in Section 2.3(a)(ii)(A).

“Audited 2010 Financial Statements” has the meaning set forth in Section 2.3(a)(ii)(A).

“Books and Records” has the meaning set forth in Section 3.1(u).

“Business Day” means any day other than a Saturday, a Sunday or any other day on which commercial banks in New York, New York are required to be closed for regular banking business.

“Buyer” has the meaning set forth in the introductory paragraph of this Agreement.

“Buyer Indemnified Parties” has the meaning set forth in Section 8.1(a).

“Buyer Material Adverse Effect” means a material adverse effect on the ability of Buyer to perform its obligations under this Agreement or to consummate the transactions contemplated hereby or thereby on a timely basis.

“Buyer’s Disclosure Letter” means the Buyer’s Disclosure Letter (including any attachments thereto) delivered by Buyer in connection with, and constituting a part of, this Agreement.

“Closing” has the meaning set forth in Section 2.4.

“Closing Date” has the meaning set forth in Section 2.4.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Material Adverse Effect” means (i) when used with respect to the Acquired Company and the Acquired Company Subsidiaries, a material adverse effect on the financial condition or results of operations of the Acquired Company and the Acquired Company Subsidiaries, considered as a single enterprise; provided, however, that a “Company Material Adverse Effect” shall exclude any such effect arising out of or in connection with: (A) general economic or business conditions or changes therein, including changes in interest or currency rates, or any act of terrorism, similar calamity or war or any escalation or worsening of the same; (B) any occurrence or condition generally affecting any segment of the property and casualty insurance industry or reinsurance industry (including natural or manmade catastrophe events, any change or proposed change in any Requirements of Law in any jurisdiction, any changes or proposed changes SAP and conditions or trends in the economic, business, financial, regulatory or legal environment); (C) the announcement or the pendency of the transactions contemplated by this Agreement or the identity of Buyer or Parent; (D) the termination of the Hannover Re Collateral Facility; or (E) except as contemplated by Section 3.1(g)(v) of this Agreement, any underwriting losses incurred by the Acquired Company or any Acquired Company Subsidiary after June 30, 2010; or (ii) when used with respect to Seller, a material adverse effect on the ability of Seller to perform its obligations under this Agreement or to consummate the transactions contemplated hereby or thereby on a timely basis.

“Confidentiality Agreement” means the letter agreement dated May 28, 2010 between Seller and Parent.

“Consolidated Group” means an “affiliated group” as that term is defined pursuant to Section 1504(a)(1) and (a)(2) of the Code (or any similar provision of state, local or foreign Law) of corporations or entities that file Tax Returns on a consolidated, unified, combined or group basis.

“Consolidated Tax Returns” has the meaning set forth in Section 9.2(a).

“Continuing Hannover Re Reinsurance Agreements” has the meaning set forth in Section 4.8(a).

“De Minimus Amount” has the meaning set forth in Section 8.1(a)(ii)(E).

“Dispute Notice” has the meaning set forth in Section 2.3(b).

“Dispute Period” has the meaning set forth in Section 2.3(b).

“Disputed Items” has the meaning set forth in Section 2.3(b).

“DOJ” means the United States Department of Justice.

“Employee” means each individual who immediately prior to the Closing is actively employed by the Acquired Company or any Acquired Company Subsidiary (including any person on leave).

“Employee Benefit Plan” means each (i) ERISA Plan, (ii) bonus, deferred compensation, equity or equity-based, severance or other plan or agreement relating to compensation or fringe benefits, (iii) change in control plan, program or agreement, and (iv) vacation policy sponsored by the Acquired Company or an ERISA Affiliate thereof in which Employees participate.

“Environmental Law” means any and all local, state and federal laws, regulations, codes, decrees, orders, judgments, principles of common law and binding judicial or administrative interpretations thereof pertaining to: (a) the protection of the environment (including air quality, surface water, groundwater, soils, subsurface strata, drinking water, natural resources and biota) or human health and safety; or (b) the presence, use, processing, generation, management, storage, treatment, recycling, disposal, discharge, release, threatened release, investigation or remediation of Hazardous Materials, including, without limitation, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act, the Federal Clean Water Act, the Federal Clean Air Act, and the Federal Occupational Safety and Health Act and their implementing regulations as well as state analogues, each as may be amended from time to time.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means (i) a member of any “controlled group” (as defined in Section 414(b) of the Code) of which the Acquired Company is a member, (ii) a trade or business whether or not incorporated, under common control (within the meaning of Section 414(c) of the Code) with the Acquired Company, or (iii) a member of any affiliated service group (within the meaning of Section 414(m) of the Code) of which the Acquired Company is a member.

“ERISA Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA) which is maintained by, or to which contributions are required to be made by, the Acquired Company or by any ERISA Affiliate.

“Estimated Purchase Price” has the meaning set forth in Section 2.2.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Federal Funds Rate” means the offered rate as reported in The Wall Street Journal in the “Money Rates” section for reserves traded among commercial banks for overnight use in amounts of $1,000,000 or more on the Business Day immediately prior to the day on which a payment is due hereunder.

“Filing Party” has the meaning set forth in Section 9.2(c).

“Final 2010 Adjusted Surplus” has the meaning set forth in Section 2.3(a)(ii).

“Final 2010 Financial Statements” has the meaning set forth in Section 2.3(a)(ii).

“Final Determination” means: (i) a decision, judgment, decree or other order by the United States Tax Court or any other court of competent jurisdiction; (ii) a closing agreement under Section 7121 of the Code or a comparable provision of any state, local or foreign Tax Law that is binding against the Internal Revenue Service or other Taxing Authority; (iii) any other final settlement with the Internal Revenue Service or other Taxing Authority; or (iv) the expiration of an applicable statute of limitations.

“Final Purchase Price” has the meaning set forth in Section 2.2.

“FTC” means the United States Federal Trade Commission.

“Governmental Entity” has the meaning set forth in Section 3.1(c)(ii).

“Hannover Re” means Hannover Ruckversicherung AG, a corporation organized under the Laws of Germany.

“Hannover Re Collateral Facility” means the collateral facility pursuant to which Hannover Re provides letters of credit to support non-admitted reinsurance recoverables other than those due from Hannover Re.

“Hannover Finance Note” means the subordinated surplus note, dated December 20, 2000 issued by Clarendon National to Seller Parent (original face value $100,000,000).

“Hannover Re 2002 Note” means the subordinated surplus note, dated December 20, 2002 issued by Clarendon National to Hannover Re (original face value $82,563,230).

“Hannover Re 2004 Note” means subordinated surplus note, dated December 21, 2004 issued by Clarendon National to Hannover Re (original face value $100,000,000).

“Hazardous Materials” means any substance, product, compound, mixture, material, biological agent, organic matter or waste: (a) that is characterized or defined by, listed as or regulated under Environmental Laws as “hazardous,” “toxic,” “radioactive,” “contaminant,” or “pollutant”; (b) that is or may contain asbestos, petroleum products or byproducts, polychlorinated biphenyls, lead-based paint, urea formaldehyde or radon gas; or (c) the exposure to which may pose a risk to human health and safety.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Incentive Bonus Payment” means an amount equal to $5,571,806.

“Indemnification Cap” has the meaning set forth in Section 8.1(a)(ii)(G).

“Indemnification Notice” has the meaning set forth in Section 8.2(a).

“Indemnified Party” has the meaning set forth in Section 8.2(a).

“Indemnifying Party” has the meaning set forth in Section 8.2(a).

“IFRS Closing Balance Sheet” has the meaning set forth in Section 4.15.

“Insurance License” has the meaning set forth in Section 3.1(n)(ii).

“Insurance Regulator” means the Governmental Entity charged with supervision of insurance companies in the jurisdiction of domicile of the applicable entity.

“Insurance Reserves” has the meaning set forth in Section 11.4(c).

“Intellectual Property Right” has the meaning set forth in Section 3.1(p)(i).

“Knowledge” means the actual knowledge after due investigation of (i) with respect to Seller, those Persons listed in Section 1.1 of the Seller’s Disclosure Letter, and (ii) with respect to Buyer, those Persons listed in Section 1.1 of the Buyer’s Disclosure Letter.

“LMX Claims” has the meaning set forth in Section 4.14.

“Law” means any law, ordinance, writ, statute, treaty, rule or regulation.

“Lease” means any lease, leasehold interest, sublease or license, including any amendment with respect thereto, pursuant to which the Acquired Company or any Acquired Company Subsidiary uses or holds any Leased Real Property.

“Leased Real Property” means the real property leased by the Acquired Company or any Acquired Company Subsidiary, as tenant, together with, to the extent leased by the Acquired Company or any Acquired Company Subsidiary, all buildings and other structures, facilities or improvements currently located thereon, all fixtures thereto, and all easements, licenses, rights and other appurtenances relating to the foregoing.

“Liabilities” has the meaning set forth in Section 3.1(d).

“License” means an Insurance License or any other license, certificate of authority, accreditation, franchise, permit, consent, approval, qualification or authorization to write and/or offer and sell insurance products.

“Liens” means all pledges, claims, liens, charges, encumbrances and security interests of any kind (other than restrictions on transfer imposed or deposits required by applicable securities or insurance Laws, including Laws requiring insurance regulatory or workers’ compensation deposits).

“Losses” has the meaning set forth in Section 8.1(a).

“Necessary Permits” has the meaning set forth in Section 4.4(a).

“New York Court” has the meaning set forth in Section 11.7.

“Notice Period” has the meaning set forth in Section 2.3(b).

“Other Reports” has the meaning set forth in Section 3.1(n)(i).

“Parent” has the meaning set forth in the introductory paragraph of this Agreement.

“Parent’s Disclosure Letter” has the meaning set forth in Section 3.3.

“Parent Material Adverse Effect” means a material adverse effect on the ability of Parent to perform its obligations under this Agreement or to consummate the transactions contemplated hereby or thereby on a timely basis.

“Party” and “Parties” has the meaning set forth in the introductory paragraph of this Agreement.

“Permits” has the meaning set forth in Section 3.1(j).

“Permitted Liens” means, as to any asset or property: (i) Liens for Taxes, assessments and other governmental charges that are not yet due and payable or are being contested in good faith by appropriate proceedings; (ii) Liens arising by operation of law, including Liens of landlords and Liens of carriers, warehousemen, mechanics and materialmen; (iii) Liens arising in the ordinary course of business for sums not yet due and payable; (iv) Liens arising from the actions or conduct of Buyer; and (v) Liens deemed to be created by this Agreement.

“Person” means any natural person, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

“Phoenix Exposures” means all liabilities incurred by the Acquired Company and/or Acquired Company Subsidiaries as a result of Phoenix Home Life Insurance Company’s failure to pay amounts due under the reinsurance agreements listed in Exhibit B.

“Pre-Closing Tax Period” means a taxable year that begins before the Closing Date, other than the post-Closing Date portion of any such year.

“Proposed 2010 Balance Sheet and Income Statement” has the meaning set forth in Section 2.3(a)(i)(A).

“Proposed 2010 Financial Statements” has the meaning set forth in Section 2.3(a)(i)(A).

“Proposed June 30, 2010 Balance Sheet and Income Statement” has the meaning set forth in Section 2.3(a)(i)(A).

“Raydon Exposures” means all liabilities assumed by the Acquired Company and/or the Acquired Company Subsidiaries under the reinsurance agreements listed in Exhibit C.

“Raydon/Phoenix Stop Loss Agreement” means the stop loss reinsurance agreement among the Acquired Company, Clarendon America, Harbor Specialty (as ceding companies), and Hannover Re (as reinsurer), substantially in the form attached as Exhibit D.

“Recipient” has the meaning set forth in Section 3.1(h)(xv).

“Related Party Agreements” has the meaning set forth in Section 4.8(a).

“Requirements of Law” means, with respect to any Person, any Law, judgment, order, decree, injunction of (or an agreement with) a Governmental Entity, in each case binding on that Person or its property or assets.

“Retrocession Agreement” means the retrocession agreement among Hannover Re, as ceding company, Fitzwilliam Insurance Limited, as retrocessionaire and Enstar Group Limited, as guarantor, substantially in the form attached as Exhibit E.

“Reviewed June 30, 2010 Balance Sheet and Income Statement” has the meaning set forth in Section 2.3(a)(ii)(A).

“SAP” means, as to the Acquired Company or any Acquired Company Subsidiary, the statutory accounting practices prescribed or permitted by its Insurance Regulator.

“2009 SAP Financial Statements” have the meaning set forth in Section 3.1(d).

“SAP Statements” has the meaning set forth in Section 3.1(d).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Seller” has the meaning set forth in the introductory paragraph of this Agreement.

“Seller Consolidated Group Tax Claim” has the meaning set forth in Section 9.3.

“Seller’s Disclosure Letter” means the Seller’s Disclosure Letter (including any attachments thereto) delivered by Seller in connection with, and constituting a part of, this Agreement.

“Seller Parent” has the meaning set forth in the introductory paragraph of this Agreement.

“Seller Parent Material Adverse Effect” means a material adverse effect on the ability of Seller Parent to perform its obligations under this Agreement or to consummate the transactions contemplated hereby or thereby on a timely basis.

“Seller Parent’s Disclosure Letter” means the Seller Parent’s Disclosure Letter (including any attachments thereto) delivered by Seller Parent in connection with, and constituting a part of, this Agreement.

“September 30, 2010 SAP Statements” has the meaning set forth in Section 3.1(d).

“Straddle Taxes” has the meaning set forth in Section 9.1(b).

“Subsidiary” means with respect to any Person, any other Person of which such first Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, a majority of the outstanding equity securities or securities carrying a majority of the voting power in the election of the board of directors or other governing body of such Person.

“Taxes” means (i) all federal, state, county, local, foreign and other taxes, assessments, charges, duties, fees, levies, imposts, escheat obligations, or other similar charges imposed by a Taxing Authority, including all income, franchise, profits, capital gains, capital stock, gross receipts, production, customs, sales, use, transfer, service, occupation, ad valorem, property, excise, severance, windfall profits, premium, stamp, license, payroll, employment, social security, alternative minimum, add-on, value-added, capital taxes, withholding, disability, environmental, occupancy, and other similar charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), and all estimated taxes, deficiency assessments, additions to tax, interest and penalties (civil or criminal), additional amounts imposed by any Taxing Authority on or in respect of a failure to comply with any requirement relating to such taxes or any Tax Return and (ii) all liability of any Person for the payment of amounts with respect to payments of a type described in clause (i) above under Section 1.1502-6 of the Treasury Regulations or any analogous provision of foreign, state, or local Law, or as a result of being a transferee or successor, by contract, or otherwise.

“Taxing Authority” means the Internal Revenue Service and any other Governmental Entity responsible for the administration of any Tax.

“Tax Benefit” means the Tax effect of any item of loss, deduction or credit or any other item which decreases Taxes paid (including by reason of any amounts that increase Tax basis that is depreciated, amortized or otherwise deductible).

“Tax Claim” has the meaning set forth in Section 9.3.

“Tax Indemnifying Party” has the meaning set forth in Section 9.2(c).

“Tax Return” means any return, report or statement filed or required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof) with a Taxing Authority.

“Tax Sharing Agreements” has the meaning set forth in Section 9.6.

“Third Party Claim” has the meaning set forth in Section 8.3(a).

“Threshold” has the meaning set forth in Section 8.1(a)(ii)(E).

“Towers Watson” has the meaning set forth in Section 3.1(r).

“Transfer Taxes” has the meaning set forth in Section 9.8.

“Transferred Employee” means any Employee who immediately after the Closing (i) continues to be employed by the Acquired Company or an Acquired Company Subsidiary or (ii) becomes an employee of Buyer or any Affiliate of Buyer.

“Treasury Regulations” means the final, temporary or proposed regulations promulgated by the Treasury Department under the Code and any reference to a Treasury Regulation that is amended, revised or otherwise superseded subsequent to the date hereof shall be interpreted as referring to the Treasury Regulation prior to such change so as to achieve the result originally intended by the Parties.

ARTICLE II

PURCHASE AND SALE OF THE SHARES

Section 2.1. Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Acquired Company Shares, free and clear of all Liens (other than Permitted Liens).

Section 2.2. Purchase Price. In consideration for the sale of the Acquired Company Shares, the Buyer shall pay to Seller the aggregate final purchase price for the Acquired Company Shares (the “Final Purchase Price”) determined in accordance with Section 2.3. At Closing, the price payable by Buyer to Seller shall consist of cash in an amount equal to the Estimated Purchase Price (defined below) for the Acquired Company Shares. In the event that the 2010 Adjusted Surplus (as defined below) is equal to $249,283,194, the Estimated Purchase Price shall be an amount equal to $201,500,000. In the event that the 2010 Adjusted Surplus (as defined below) is greater than $249,283,194, the Estimated Purchase Price shall be an amount equal to $201,500,000 plus the product of (a) and (b), where (a) is 0.7 and (b) is the amount by which the 2010 Adjusted Surplus exceeds $249,283,194. In the event that the 2010 Adjusted Surplus is less than $249,283,194, the Estimated Purchase Price shall be an amount equal to $201,500,000 less the product of (a) and (b), where (a) is 0.7 and (b) is the amount by which the 2010 Adjusted Surplus is less than $249,283,194.

Section 2.3. Proposed 2010 Financial Statements; Final 2010 Financial Statements; Final Purchase Price.

(a) (i) Not less than five (5) Business Days before the Closing Date or such other time as is mutually agreed in writing by the Parties, Seller shall prepare, or cause to be prepared, and deliver to Buyer:

(A) the unaudited combined balance sheets and income statements of the Acquired Company for the periods ended June 30, 2010 (the “Proposed June 30, 2010 Balance Sheet and Income Statement”) and December 31, 2010 (the “Proposed 2010 Balance Sheet and Income Statement,” and together with the Proposed June 30, 2010 Balance Sheet and Income Statement, the “Proposed 2010 Financial Statements”) that in each case shall be prepared in good faith on a statutory form using the accounting principles, procedures, policies and methods used by Seller in preparing the balance sheets respectively contained in its quarterly statutory statement for the period ended June 30, 2010 and its annual statutory statement for the period ended December 31, 2009, consistently applied;

(B) a calculation (the “2010 Adjusted Surplus Calculation”) of an amount equal to the surplus as regards policyholders shown on page 4, line 39 of the Proposed 2010 Balance Sheet and Income Statement, plus (i) 40% of (a) minus (b), where (a) is the Adjusted Underwriting Result for the twelve month period ended December 31, 2010 and (b) is the Adjusted Underwriting Result for the six month period ended June 30, 2010, plus (ii) the amount of any Schedule F Penalty shown on page 3, line 16 of the Proposed 2010 Balance Sheet and Income Statement in excess of $2,168,000 (the “2010 Adjusted Surplus”); and

(C) a certificate prepared by the Chief Financial Officer of Seller providing that the Proposed 2010 Financial Statements were prepared in accordance with Section 2.3(a)(i)(A).

(ii) Within 90 days after the Closing Date, Seller shall prepare and deliver to Buyer:

(A) a combined balance sheet and income statement of the Acquired Company for the period ended June 30, 2010 reviewed by the Acquired Company’s auditors in accordance with the procedures set forth in Exhibit F hereto (the “Reviewed June 30, 2010 Balance Sheet and Income Statement”) and an audited combined balance sheet and income statement of the Acquired Company for the period ended December 31, 2010 (the “Audited 2010 Balance Sheet and Income Statement,” and together with the Reviewed June 30, 2010 Balance Sheet and Income Statement, the “Audited 2010 Financial Statements”) both prepared using the same accounting principles, procedures, policies and methods used in preparing the Proposed 2010 Financial Statements; and

(B) an audited 2010 Adjusted Surplus Calculation prepared in accordance with Section 2.3(a)(i)(B), except using the Audited 2010 Financial Statements in lieu of the Proposed 2010 Financial Statements (the “Audited 2010 Adjusted Surplus Calculation”), setting forth the audited 2010 Adjusted Surplus (the “Audited 2010 Adjusted Surplus”).

The Audited 2010 Financial Statements and Audited 2010 Adjusted Surplus as finally agreed or determined in accordance with Section 2.3(b) are hereinafter referred to as the “Final 2010 Financial Statements” and the “Final 2010 Adjusted Surplus,” respectively.

(iii) Upon the delivery of each of the Proposed 2010 Financial Statements, Proposed 2010 Adjusted Surplus Calculation, Audited 2010 Financial Statements, and Audited 2010 Adjusted Surplus Calculation (including the Audited 2010 Adjusted Surplus set forth therein), each as prepared in accordance with Sections 2.3(a)(i) and Section 2.3(a)(ii), as applicable, Seller shall (A) provide to Buyer and its representatives access to such work papers, books and records and other documents relating to their and their accountants’ preparation of such documents as Buyer may reasonably request and (B) cooperate in good faith with Buyer and its representatives for the purpose of providing such other information as Buyer may reasonably request concerning such documents.

(b) Within thirty (30) days after its receipt of the Audited 2010 Financial Statements and Audited 2010 Adjusted Surplus Calculation or such other time as is mutually agreed in writing by the Parties (the “Notice Period”), Buyer shall deliver in writing to Seller either (i) its agreement to the Audited 2010 Financial Statements and Audited 2010 Adjusted Surplus Calculation or (ii) its dispute with respect to any items included in the Audited 2010 Financial Statements and the Audited 2010 Adjusted Surplus Calculation (if any) or application of any procedures set forth in Exhibit F, specifying in reasonable detail the nature of its dispute (such items in dispute, the “Disputed Items” and such notice of the Disputed Items, the “Dispute Notice”). If Buyer fails to deliver to Seller a Dispute Notice within the Notice Period, the Audited 2010 Financial Statements and the Audited 2010 Adjusted Surplus Calculation (including the Audited 2010 Adjusted Surplus set forth therein) shall be final and binding on the Parties and shall constitute the Final 2010 Financial Statements and the Final 2010 Adjusted Surplus. If Buyer delivers to Seller a Dispute Notice prior to the expiration of the Notice Period, each Party shall cooperate and shall cause its representatives to cooperate with the other Parties and their representatives in good faith to seek to promptly resolve the Disputed Items. Any Disputed Items that are agreed in writing by the Parties within fifteen (15) days of receipt of the Dispute Notice by Seller or such other time as is mutually agreed in writing by the Parties (the “Dispute Period”) shall be final and binding upon Buyer and Seller and become part of the calculation of the Final 2010 Adjusted Surplus, which shall be used to calculate the Final Purchase Price (by making the adjustment to the Estimated Purchase Price contemplated by Section 2.2 but using the Final 2010 Adjusted Surplus in lieu of the 2010 Adjusted Surplus). If at the end of the Dispute Period, Buyer and Seller have failed to reach agreement with respect to any Disputed Items, such unresolved Disputed Items shall be submitted within twenty (20) days after the expiration of the Dispute Period to PricewaterhouseCoopers LLP, or if such accounting firm is not available, to an independent certified public accounting firm of national standing and reputation jointly selected and retained by Buyer and Seller that is not an independent auditor for either Buyer or Seller and is otherwise neutral and impartial; provided, however, that if Buyer and Seller are unable to select such other accounting firm within twenty (20) days after the expiration of the Dispute Period, either Party may request the American Arbitration Association to appoint, within twenty (20) Business Days from the date of such request, an independent accounting firm meeting the requirements set forth above and with significant relevant experience. The accounting firm so selected shall be referred to herein as the “Accountant.” The Accountant may consider only those Disputed Items which Buyer and Seller have been unable to resolve within the Dispute Period, and must resolve such Disputed Items in accordance with the terms and provisions of this Agreement; provided, however, that the determination of the Accountant will neither be more favorable to Seller than reflected in the Audited 2010 Financial Statements or Audited 2010 Adjusted Surplus Calculation, as applicable, nor more favorable to Buyer than reflected in the Buyers’ Dispute Notice (excluding the allocation of expenses incurred in connection with the resolution of the Disputed Items). The Accountant shall deliver to Buyer and Seller, as promptly as practicable and in any event within forty-five (45) days after its appointment, a written report setting forth the resolution of each Disputed Item submitted to it and the resulting Final 2010 Financial Statements and the Final 2010 Adjusted Surplus determined in accordance with the terms of this Agreement. The conclusions in such report shall be final and binding upon Buyer and Seller and become part of the calculation of the Final 2010 Adjusted Surplus, which shall be used to calculate the Final Purchase Price (by making the adjustment to the Estimated Purchase Price contemplated by Section 2.2 but using the Final 2010 Adjusted Surplus in lieu of the 2010 Adjusted Surplus). The 45-day period for delivering the written report may be extended by the mutual written consent of the Parties or by the Accountant for up to thirty (30) days for good cause shown. Each of Buyer and Seller shall bear all of the fees and costs incurred by it in connection with the resolution of Disputed Items, except that all fees and expenses relating to the foregoing work by the Accountant shall be borne by Buyer and Seller in inverse proportion to the degree each prevails on the Final 2010 Adjusted Surplus, which proportionate allocation will also be determined by the Accountant and be included in the Accountant’s written report.

(c) During the Dispute Period and, if applicable, the time in which the Accountant is reviewing the Disputed Items submitted to it, each Party shall make available (i) to the other Party and its representatives its accountants’ work papers, schedules and other supporting data as may be reasonably requested by such Party to enable such Party to verify the amounts set forth on the Audited 2010 Financial Statements and Audited 2010 Adjusted Surplus Calculation, and (ii) to the Accountant (if applicable) such work papers, schedules and other supporting data as the Accountant may reasonably request to resolve the Disputed Items submitted to it.

(d) On the fifth Business Day after the Final Purchase Price is determined pursuant to Section 2.3(b), if the Final Purchase Price exceeds the Estimated Purchase Price, an amount equal to such excess shall be paid by Buyer to Seller, and if the Estimated Purchase Price exceeds the Final Purchase Price, an amount equal to such excess shall be paid from the Seller to the Buyer. Interest on such amount shall accrue from the Closing Date up to but excluding the date of payment and shall include interest at a rate per annum equal to the Federal Funds Rate as of the Closing Date, calculated on the basis of a year of 360 days and the actual number of days elapsed. Such payment shall be made by wire transfer of immediately available funds to the account or accounts designated by party to whom the payment is due.

Section 2.4. Closing. Unless this Agreement shall have been terminated pursuant to Section 10.1 and subject to the satisfaction or waiver of each of the conditions set forth in Article VI, the closing of the purchase and sale of the Acquired Company Shares (the “Closing”) shall take place at 10:00 am on a date which is not more than ten (10) calendar days after the last of the conditions to Closing set forth in Article VI (other than those conditions which by their terms can only be satisfied at the Closing) is satisfied or waived; provided, however that the Closing Date shall be no earlier than February 15, 2011. The actual date and time of Closing are herein referred to as the “Closing Date.”

Section 2.5. Pre-Closing Delivery Instructions. At least two (2) Business Days prior to the Closing Date, Seller shall deliver to Buyer instructions designating the accounts to which the Estimated Purchase Price shall be deposited by wire transfer of immediately available funds on the Closing Date.

Section 2.6. Closing Deliveries. At the Closing, the Parties shall take the following actions:

(a) Seller shall deliver to Buyer:

(i) a receipt evidencing receipt by Seller of payment and delivery by Buyer of the Estimated Purchase Price;

(ii) certificates representing the Acquired Company Shares to be transferred by CIGI, duly executed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer;

(iii) copies (or other evidence) of all valid approvals or authorizations of, filings or registrations with, or notifications to, all Governmental Entities required to be obtained, filed or made by Seller in satisfaction of Section 6.1(a) and Section 6.2(c);

(iv) duly executed Raydon/Phoenix Stop Loss Agreement;

(v) duly executed ADR Amendment;

(vi) Retrocession Agreement executed by Hannover Re;

(vii) the officer’s certificates contemplated in Section 6.2(a) and Section 6.2(b);

(viii) a letter substantially in the form attached as Exhibit G from Hannover Re, and acknowledged by the Acquired Company and Acquired Company, Subsidiaries terminating the Hannover Re Collateral Facility as of the Closing Date;

(ix) a certification, duly completed and executed by Seller pursuant to Section 1.1445-2(b)(2) of the Treasury Regulations, certifying that Seller is not a “foreign person” within the meaning of Section 1445 of the Code;

(x) the common seal (if any), certificate of incorporation including any amendments, minute books, stock ledgers and statutory registers relating to the Acquired Company and the Acquired Company Subsidiaries duly recorded up to Closing;

(xi) a certificate prepared by the Chief Financial Officer of Clarendon National certifying that the Acquired Company Notes have been validly contributed to Clarendon National, free and clear of all Liens;

(xii) written resignations, expressed to take effect as of the Closing, of the directors of each of the Acquired Company and each Acquired Company Subsidiary; and

(xiii) all such additional instruments, documents and certificates provided for by this Agreement or as may be reasonably requested by Buyer in connection with the closing of the transactions contemplated by this Agreement.

(b) Buyer shall deliver to Seller:

(i) cash in an amount equal to the Estimated Purchase Price, which shall be made by wire transfer of immediately available funds to the account or accounts designated by Seller pursuant to Section 2.5;

(ii) copies (or other evidence) of all valid approvals or authorizations of, filings or registrations with, or notifications to, all Governmental Entities required to be obtained, filed or made by Buyer in satisfaction of Section 6.1(a) and Section 6.3(c);

(iii) the officer’s certificate contemplated in Section 6.3(a); and

(iv) Retrocession Agreement executed by Fitzwilliam Insurance Limited and Parent;

(v) all such additional instruments, documents and certificates provided for by this Agreement or as may be reasonably requested by Seller in connection with the closing of the transactions contemplated by this Agreement.

Section 2.7. Proceedings at Closing. All proceedings to be taken, and all documents to be executed and delivered by the Parties, at the Closing shall be deemed to have been taken and executed simultaneously, and, except as permitted hereunder, no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1. Representations and Warranties of Seller. Except as otherwise disclosed in the corresponding section of the disclosure letter delivered by the Seller in connection with the execution and delivery of this Agreement (the “Seller’s Disclosure Letter”) (provided, that any disclosure contained in any section of the Seller’s Disclosure Letter shall qualify each other representation and warranty where it would be reasonably apparent that it should be an exception to such representation or warranty or be disclosed in such section of the Seller’s Disclosure Letter, and it being acknowledged and agreed by the Buyer and the Parent that the disclosure of any matter set forth in the Seller’s Disclosure Letter shall expressly not be deemed to constitute an admission by the Seller or any of their Affiliates, or otherwise imply, that any such matter rises to the level of a Company Material Adverse Effect or is otherwise material for purposes of this Agreement), the Seller hereby represents and warrants to the Buyer and Parent, as of the date hereof (except where such representation or warranty is expressly made as of another specific date), as follows:

(a) Organization, Standing and Corporate Power.

(i) Seller is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own its assets and carry on its business as currently conducted.

(ii) Seller has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Seller of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller and, assuming this Agreement constitutes the valid and binding agreement of Buyer and Parent, constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to (A) applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (B) general equitable principles (regardless of whether considered in a proceeding of law or in equity).

(iii) The Acquired Company and each Acquired Company Subsidiary is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has the requisite corporate power and authority to own its assets and to carry on its business as currently conducted. Except as provided in Section 3.1(j), the Acquired Company and each Acquired Company Subsidiary is duly qualified to do business and is in good standing (where applicable) as a foreign corporation in each jurisdiction where the ownership or operation of its assets or the conduct of its business as currently conducted requires such qualification, except for those jurisdictions where the failure to be so qualified or to be in good standing would not reasonably be expected to have a Company Material Adverse Effect.

(b) Capital Stock of the Acquired Company and the Acquired Company Subsidiaries.

(i) Section 3.1(b)(i) of the Seller’s Disclosure Letter lists each Acquired Company Subsidiary and any Person in which the Acquired Company or an Acquired Company Subsidiary, individually or collectively, owns more than 5% of the outstanding common stock, any other voting stock or similar equity securities thereof (including options, warrants, rights, commitments or agreements to acquire such equity securities) or otherwise possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of any Person.

(ii) The authorized capital stock of the Acquired Company consists solely of 48,000 shares of common stock, par value $100 per share, of which 48,000 shares are issued and outstanding and constitute the Acquired Company Shares. The Acquired Company Shares (A) are beneficially and legally owned by CIGI, free and clear of all Liens (except for Permitted Liens) and (B) have been duly authorized, validly issued and are fully paid and non-assessable.

(iii) The authorized capital stock of Clarendon America consists solely of 5,000 shares of common stock, par value $1000 per share, of which 5,000 shares are issued and outstanding. The authorized capital stock of Clarendon Select consists solely of 2,000,000 shares of common stock, par value $18 per share, of which 166,667 shares are issued and outstanding. The authorized capital stock of Harbor Specialty consists solely of 4,100,000 shares of common stock, par value $1 per share, of which 4,100,000 shares are issued and outstanding. All of the outstanding shares and other ownership interests of each Acquired Company Subsidiary (the “Acquired Company Subsidiary Shares”) (x) are beneficially and legally owned, directly or indirectly, by the Acquired Company, free and clear of all Liens (except for Permitted Liens) and (y) have been duly authorized and validly issued and are fully paid and non-assessable.

(iv) All of the Acquired Company Shares and the Acquired Company Subsidiary Shares were issued in compliance with applicable Laws. None of the Acquired Company Shares or the Acquired Company Subsidiary Shares were issued in violation of any agreement, arrangement or commitment to which any of Sellers, the Acquired Company or the Acquired Company Subsidiaries is or was a party or otherwise bound or is or was subject to or in violation of any preemptive or similar rights of any Person.

(v) Except as set forth in Section 3.1(b)(v) of the Seller’s Disclosure Letter, there are no outstanding options, warrants, convertible securities or other rights,

agreements, arrangements or commitments relating to the Acquired Company Shares or the Acquired Company Subsidiary Shares or obligating Seller or any of its Affiliates, at any time or upon the occurrence of certain events, to offer, issue, sell, transfer, vote or otherwise dispose of any Acquired Company Shares or Acquired Company Subsidiary Shares; and neither the Acquired Company nor any Acquired Company Subsidiary has outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights; and there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Acquired Company Shares or the Acquired Company Subsidiary Shares. Except as set forth in Section 3.1(b)(v) of the Seller’s Disclosure Letter, there are no certificated or uncertificated Acquired Company Shares or Acquired Company Subsidiary Shares.

(c) Non-Contravention; Consents.

(i) Except as set forth in Section 3.1(c)(i) of the Seller’s Disclosure Letter and except as may result from any facts or circumstances relating to Buyer or any of its Affiliates otherwise referred to in this Agreement, the execution, delivery and performance by the Seller of this Agreement does not, and the consummation of the transactions contemplated hereby will not, (A) conflict with any of the provisions of the articles of incorporation or bylaws of Seller or the comparable documents of the Acquired Company or any Acquired Company Subsidiary, (B) conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under or give rise to a right of termination under, any material contract, agreement, permit, license or instrument to which any Seller, Acquired Company or Acquired Company Subsidiary is a party or otherwise bound or (C) subject to the matters referred to in Section 3.1(c)(ii), contravene any material Requirement of Law applicable to Seller, the Acquired Company or any Acquired Company Subsidiary.

(ii) No consent, approval or authorization of, or declaration or filing with, or notice to, any domestic or foreign court, governmental or regulatory authority or agency (a “Governmental Entity”) is required to be obtained or made by any Seller, Acquired Company or Acquired Company Subsidiary in connection with the execution and delivery of this Agreement by Seller or the consummation by Seller of any of the transactions contemplated hereby, except for (A) the filing of pre-merger notification and report forms under the HSR Act, (B) the approvals, filings and notices required under the insurance Laws of the jurisdictions in which the Acquired Company and Acquired Company Subsidiaries are organized or transact the business of insurance, (C) such other consents, approvals, authorizations, declarations, filings or notices as are set forth in Section 3.1(c)(ii) of the Seller’s Disclosure Letter; and (D) all other consents, approvals, authorizations, declarations, filings or notices where the failure to obtain such consents, approvals or authorizations or make such declarations, filings or notices would be not be material.

(d) Financial Statements. Seller has furnished Buyer with complete and correct copies of (i) the annual audited statutory financial statements of the Acquired Company and the Acquired Company Subsidiaries as of December 31, 2009 including the exhibits, schedules, interrogatories, notes, electronic pages and actuarial opinions thereto (the “2009 SAP Financial Statements”) and (ii) the unaudited statutory financial statements of the Acquired Company and the Acquired Company Subsidiaries for the nine month period ended September 30,

2010, together with the exhibits, schedules and notes thereto (collectively the “September 30, 2010 SAP Statements”, and together with the 2009 SAP Financial Statements, the “SAP Statements”). Except as set forth in Section 3.1(d) of the Seller’s Disclosure Letter or disclosed in the notes, exhibits or schedules to the SAP Statements and subject to Section 4.8, the SAP Statements were prepared in accordance with SAP consistently applied, and present fairly in all material respects the statutory financial condition of the Acquired Company and Acquired Company Subsidiaries as of the date thereof and the results of operations of the Acquired Company and Acquired Company Subsidiaries for the periods then ended (subject, in the case of the September 30, 2010 SAP Statements, to normal recurring year-end adjustments). The Acquired Company and the Acquired Company Subsidiaries have no known liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise which would be required to be reflected on a balance sheet prepared in accordance with SAP (“Liabilities”), except (a) those that are adequately reflected or reserved against in September 30, 2010 SAP Statements, and (b) those that have been incurred in the ordinary course of business consistent with past practice since September 30, 2010 and that are not, individually or in the aggregate, material in amount.

(e) Rights to the Acquired Company Shares. Upon consummation of the transactions contemplated by this Agreement, including the execution and delivery of documents in accordance with Section 2.6, at the Closing Buyer shall acquire the Acquired Company Shares, free of any claims, except claims attributable to Buyer or its Affiliates.

(f) Labor Matters. Since January 1, 2005, (i) none of the Acquired Company or the Acquired Company Subsidiaries is a party to any labor or collective bargaining agreement or other agreement with any labor organization applicable to any Employees and (ii) there are no pending or, to the Knowledge of Seller, threatened complaints, charges or claims against the Acquired Company or any Acquired Company Subsidiary in connection with or relating to the employment or termination of employment of any Person.

(g) Absence of Certain Changes or Events. Except as disclosed in Section 3.1(g) of the Seller’s Disclosure Letter, reflected in the September 30, 2010 SAP Statements, or as contemplated by this Agreement, since January 1, 2010: (i) the Acquired Company and the Acquired Company Subsidiaries have conducted their business in the ordinary course, consistent with past practice; (ii) there has been no change in or failure to comply with the claims payment, actuarial, financial or accounting practices or policies adopted by the Acquired Company and each of the Acquired Company Subsidiaries, (iii) except as contemplated by Section 3.1(g)(v), there has been no material adverse change in the financial position of the Acquired Company or any of the Acquired Company Subsidiaries; (iv) no management or service charge or similar payment has been made by the Acquired Company or any of the Acquired Company Subsidiaries, on the one hand, to the Seller or any of the Seller’s Affiliates, on the other; and (v) to the Knowledge of the Seller, the Acquired Company and the Acquired Company Subsidiaries, taken on a combined basis, have not suffered any material adverse claims development during the period from June 30, 2010 through the date of this Agreement (for the avoidance of doubt, this Section 3.1(g)(v) refers to the aggregate claims results for the Acquired Company and the Acquired Company Subsidiaries and not to individual claims or programs). Except as contemplated or permitted by this Agreement, as required by Law or as properly reflected in the

September 30, 2010 SAP Statements, during the period from January 1, 2010 to the date hereof, the Acquired Company and the Acquired Company Subsidiaries have not through the date hereof, taken any of the actions listed in Section 4.1.

(h) Benefit Plans.

(i) Each Employee Benefit Plan is listed in Section 3.1(h)(i) of the Seller’s Disclosure Letter. Seller has made available or delivered to Buyer a true and complete copy of each ERISA Plan document or policy (as amended to the date of the Closing). Seller has also made available or delivered to Buyer a true and complete copy of each Employee Benefit Plan that is not an ERISA Plan (as amended to the date of the Closing), or a summary description thereof.

(ii) The Employee Benefit Plans are in compliance with all applicable requirements of ERISA, the Code, and other applicable Laws and have been administered in accordance with their terms and such Laws. Each ERISA Plan that is intended to be qualified within the meaning of Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service as to its qualification and, to the Knowledge of Seller, nothing has occurred that would reasonably be expected to adversely affect such qualification.

(iii) Except as set forth in Section 3.1(h)(iii) of the Seller’s Disclosure Letter or for ordinary and usual claims by participants and beneficiaries for benefits, there are no pending or, to the Knowledge of Seller, threatened claims or litigation with respect to any Employee Benefit Plan.

(iv) Neither the Acquired Company nor any ERISA Affiliate now maintains or has ever maintained or is now obligated to contribute to or has ever been obligated to contribute to any ERISA Plan subject to Title IV of ERISA.

(v) Except as set forth in Section 3.1(h)(v) of the Seller’s Disclosure Letter, neither the Acquired Company nor any ERISA Affiliate has ever been obligated to contribute to any multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA). Neither the Acquired Company nor any ERISA Affiliate is now obligated to contribute to any multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA).

(vi) Except as set forth in Section 3.1(h)(vi) of the Seller’s Disclosure Letter, all Employees are employed at will, and there are no employment, retention or other similar agreements in effect between an Employee and either the Acquired Company or an Acquired Company Subsidiary.

(vii) The Acquired Company and the ERISA Affiliates have made full and timely payment of all amounts they are required, under applicable law or the terms of each Employee Benefit Plan, to have contributed thereto before the Closing, or proper accruals for such contributions have been made and are reflected on their balance sheet(s) and books and records.

(viii) There is not now, and has never been, any violation of ERISA or the Code with respect to the filing of applicable reports, documents and notices with the United

States Department of Labor or the Internal Revenue Service regarding any Employee Benefit Plan, or the furnishing of such documents to the participants in or beneficiaries of any Employee Benefit Plan.

(ix) Complete and correct copies of all of the following documents have been made available or delivered by Seller to the Buyer: (i) all current trust agreements, custodial agreements, investment management or advisory agreements, and insurance contracts (as each is amended to the Closing Date), with respect to each of the Employee Benefit Plans, (ii) for each of the most recently ended three plan years, all Form 5500 series forms (and any financial statements and other schedules attached thereto) for each ERISA Plan, (iii) the three most recent summary annual reports for each ERISA Plan; (iv) the most recent internal Revenue Service determination letter, and each currently pending application to the Internal Revenue Service for a determination letter, for each ERISA Plan that is intended to be a qualified plan, and (v) all current summary plan descriptions and subsequent summaries of material modifications with respect to each of the ERISA Plans and any similar documents for any Employee Benefit Plan that is not an ERISA Plan.

(x) With respect to each ERISA Plan, no change has occurred with respect to the matters covered by the last Form 5500 series form since its filing date.

(xi) There are no inquiries, proceedings, claims or lawsuits which have been asserted, instituted or threatened by the Internal Revenue Service or the United States Department of Labor involving any aspect of any Employee Benefit Plan and, to the Knowledge of Seller, there are no facts which could form the basis for any such claim or lawsuit.

(xii) All amendments and actions required to bring the Employee Benefit Plans into conformity in all respects with all of the applicable provisions of ERISA, the Code, and other applicable laws have been made or taken except to the extent that such amendments or actions are not required by law to be made or taken until a date after the Closing. Notwithstanding the preceding sentence, all amendments and actions to bring the Employee Benefit Plans that are subject to Section 409A of the Code into compliance with such Section or to exempt such plans from such Section have been made or taken.

(xiii) There has been no violation of the continuation coverage requirements of COBRA with respect to any Employee Benefit Plan to which such continuation coverage requirements apply.

(xiv) Except as set forth in Section 3.1(h)(xiv) of the Seller’s Disclosure Letter, other than continuation coverage as required by COBRA, the cost of which is fully paid by the former employee or his or her dependent, neither the Acquired Company nor any ERISA Affiliate maintains retiree health or retiree life plans that provide for continuing benefits or coverage for any Employee or any beneficiary of an Employee after the Employee’s termination of employment.

(xv) No payment made to any officer, director, Employee or agent of the Acquired Company or of the Acquired Company Subsidiaries (“Recipient”) pursuant to any employment agreement, severance agreement, or other arrangement as a consequence of the transaction described herein will be non-deductible to the Acquired Company because of the applicability of the “golden parachute” provisions of Section 280G of the Code, nor will the Acquired Company be required to “gross up” or otherwise compensate any Recipient because of the imposition of any excise tax (including any interest or penalties related thereto) on the Recipient as a result of the applicability of Section 4999 of the Code to the Recipient.

(xvi) Except as set forth in Section 3.1(h)(xvi) of the Seller’s Disclosure Letter, the consummation of the transactions contemplated herein will not, separately or together, (i) entitle any Employee, officer or director of the Acquired Company or of any Acquired Company Subsidiary to severance pay, unemployment compensation, or any other payment, or (ii) accelerate the time of payment or vesting of, or increase the amount of, compensation due to any such Employee, officer or director.

(xvii) Except as set forth in Section 3.1(h)(xvii) of the Seller’s Disclosure Letter, there are no legal constraints on Seller or on the Acquired Company or on any Acquired Company Subsidiary that would prevent the termination of any Employee Benefit Plan.

(xviii) None of the Acquired Company or the Acquired Company Subsidiaries is a party to any collective bargaining agreement. To the Knowledge of Seller, no union organizing activities among Employees are occurring as of the date hereof.

(i) Taxes.

Except as set forth in Section 3.1(i) in the Seller’s Disclosure Letter:

(i) All Tax Returns required to be filed by or with respect to the Acquired Company and the Acquired Company Subsidiaries have been duly and timely filed in the manner prescribed by Law (taking into account all valid extensions) and such Tax Returns were true, correct and complete in all respects when filed. All existing liabilities of the Acquired Company and the Acquired Company Subsidiaries for Taxes (whether or not shown on any Tax Return) (A) have been paid in full or (B) have been duly provided for in the SAP Statements and, if asserted by any Taxing Authority, are being contested in good faith.

(ii) No written notice of deficiencies, assessments, reassessments, claims, actions, audits, investigations, examinations or other administrative or court proceedings for or with regard to any Taxes have been proposed, asserted or assessed against any of the Acquired Company or the Acquired Company Subsidiaries by any Taxing Authority which has not been resolved in full. No claim has been made by any Taxing Authority in a jurisdiction where the Acquired Company or any of the Acquired Company Subsidiaries does not file a Tax Return that such company was, is, or may be subject to taxation by that jurisdiction.

(iii) None of the Acquired Company or the Acquired Company Subsidiaries has executed or filed any agreement or other document extending the period for assessment, reassessment or collection of any amount of Taxes that will be in force after the Closing Date, and no power of attorney granted by the Acquired Company or an Acquired Company Subsidiary prior to the Closing Date shall remain in effect after the Closing Date.

(iv) There are no Liens for any Taxes upon the assets of the Acquired Company or the Acquired Company Subsidiaries, other than (A) Permitted Liens or (B) Liens for which an adequate reserve has been established in accordance with SAP.

(v) The Acquired Company and the Acquired Company Subsidiaries have complied with all Laws relating to the withholding and payment of Taxes and have, within the time and in the manner prescribed by law, withheld and paid over to the proper Taxing Authorities all amounts required to be so withheld and paid over in connection with amounts paid to any employee, independent contractor, creditor, stockholder or other third party.

(vi) The Acquired Company and the Acquired Company Subsidiaries have made adequate provision in accordance with SAP on the most recent financial statement for all accrued and contingent liabilities for Taxes.

(vii) None of the Acquired Company nor any of the Acquired Company Subsidiaries is a party to, or bound by, any agreement with any Person, which provides for the allocation, sharing or indemnification of Taxes.

(viii) The Acquired Company Shares are not “United States real property interests,” as defined in Section 897 of the Code.

(ix) Neither the Acquired Company nor any of the Acquired Company Subsidiaries has any contract, agreement, plan or arrangement which may involve any compensation amounts that are nondeductible under Section 280G or Section 162(m) of the Code or which may result in any interest charge or additional tax under Section 409A of the Code or any other liability related to Section 409A of the Code.

(x) Neither the Acquired Company nor any of the Acquired Company Subsidiaries (1) has agreed to or is required to make an adjustment under Section 481(a) of the Code with respect to a change in accounting method, (2) owns any stock in a “passive foreign investment company,” as defined in Section 1297 of the Code or a “controlled foreign corporation,” as defined in Section 957 of the Code, or (3) has made any transfer of intangible property that is subject to Section 367(d) or 482 of the Code.

(xi) Neither the Acquired Company nor any of the Acquired Company Subsidiaries has engaged in operations or activities that are subject to reporting obligations under Section 999 of the Code.

(xii) Neither the Acquired Company nor any of the Acquired Company Subsidiaries has engaged in a listed transaction within the meaning of Treasury Regulations §1.6011-4 (or any predecessor provision).

(xiii) Neither the Acquired Company nor any of the Acquired Company Subsidiaries has engaged in any transaction resulting in a deferred intercompany gain or an excess loss account under the Consolidated Return Regulations, nor has any of such companies been a party, within the past six years, to a reorganization under Section 368 of the Code or a transaction described in Section 351 or 355 of the Code.

(j) Compliance with Applicable Law. Except as set forth in Section 3.1(j) of the Seller’s Disclosure Letter or in Section 3.1(n)(ii), (i) the Acquired Company and each Acquired Company Subsidiary has in full force and effect all material federal, state, local and foreign governmental approvals, authorizations, consents, licenses, permits and rights (collectively, “Permits”) necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted and (ii) is in material compliance with all applicable Requirements of Law.

(k) Litigation. Except as set forth in Section 3.1(k) of the Seller’s Disclosure Letter, there is no suit, action, proceeding or arbitration (excluding those relating to policies or contracts of insurance or reinsurance written or assumed in the ordinary course of business) pending or, to the Knowledge of Seller, threatened against or affecting the Acquired Company, any Acquired Company Subsidiary, any of their respective properties or assets or the transactions contemplated by this Agreement. Except as set forth in Section 3.1(k) of the Seller’s Disclosure Letter, there is no judgment, decree, injunction or order of any Governmental Entity or arbitrator outstanding against Seller, the Acquired Company, any Acquired Company Subsidiary, any of their respective properties or assets or the transactions contemplated by this Agreement that would reasonably be expected to result in damages in excess of $100,000.

(l) Contracts. Seller has made available true and complete copies of each of the following types of contracts of the Acquired Company and the Acquired Company Subsidiaries (collectively, the “Applicable Contracts”): (i) any written agreement (other than insurance policies or contracts of assumed or ceded reinsurance written in the ordinary course of business) that contains obligations of the Acquired Company or any Acquired Company Subsidiary in excess of $500,000 in any one fiscal year; (ii) any agreement for the incurrence of indebtedness for borrowed money involving amounts in excess of $1,000,000, other than agreements with Affiliates which are to be terminated pursuant to Section 4.8; (iii) any non-competition agreement (other than any Permit granted by any Governmental Entity) which limits in any material respect the manner in which, or the localities in which, the business of the Acquired Company or the Acquired Company Subsidiaries is conducted; (iv) any material joint venture or partnership agreement, other than in respect of joint ventures or similar investments held in an investment portfolio and reflected on the SAP Statements; (v) any ceded reinsurance agreement with respect to which an Acquired Company or Acquired Company Subsidiary recorded a reinsurance recoverable at 12/31/09; and (vi) any Lease. For the avoidance of doubt, Seller provides no representation or warranty as to the collectability of any reinsurance recoverable or other amounts due or payable under any ceded reinsurance agreement to which the Acquired Company or any Acquired Company Subsidiary is a party whether or not such reinsurance recoverable is reported as an asset or contra-liability in the Final 2010 Financial Statements or any other book or record of the Acquired Company or the Acquired Company Subsidiaries. Each Applicable Contract is the legal, valid and binding obligation of the Acquired Company or Acquired Company Subsidiary that is a party thereto and, to the Knowledge of Seller, of each other party thereto, and is enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding of law or in equity). Neither the Acquired Company nor any Acquired Company Subsidiary that is a party thereto nor, to the Knowledge of Seller, any other party, is in material violation or default of any term of any such Applicable Contract and to the

Knowledge of Seller, no condition or event exists which with the giving of notice or the passage of time, or both, would constitute a material violation or default of any Applicable Contract by the Acquired Company or any Acquired Company Subsidiary, as the case may be, or any other party thereto or permit the termination, modification, cancellation or acceleration of performance of any material obligation of the Acquired Company or any Acquired Company Subsidiary, as the case may be, or any other party to the Applicable Contract.

(m) Insurance Matters.

(i) Seller has made available for inspection by Buyer copies of: (A) each annual statement filed with or submitted to any insurance regulatory authority by the Acquired Company and Acquired Subsidiaries since January 1, 2006; (B) any reports of examination (including, without limitation, financial, market conduct and similar examinations and drafts thereof) of the Acquired Company and Acquired Company Subsidiaries issued by any insurance regulatory authority since January 1, 2006; (C) all other material holding company filings or submissions made by Seller, the Acquired Company or any Acquired Company Subsidiary with any insurance regulatory authority since January 1, 2006; and (D) all material correspondence, including paper or electronic form, relating to any of the foregoing. Each of the Acquired Company and Acquired Company Subsidiaries has filed all material reports, registrations, filings and submissions required to be filed with any insurance regulatory authority since January 1, 2007. All such reports, registrations, filings and submissions were in material compliance with applicable Requirements of Law when filed or as amended or supplemented.

(ii) Except as set forth in Section 3.1(m)(ii) of the Seller’s Disclosure Letter, to the Knowledge of the Seller, all material insurance policy forms issued by the Acquired Company or an Acquired Company Subsidiary that are required to be approved by an insurance regulatory authority, have been approved by all applicable insurance regulatory authorities or filed with and not objected to by such insurance regulatory authorities within the period provided by applicable Law for objection.

(n) Regulatory Filings.

(i) Except as set forth in Section 3.1(n)(i) of the Seller’s Disclosure Letter and except for reports, statements, documents, registrations, filings or submissions with insurance regulatory authorities with respect to insurance matters, all material reports, statements, documents, registrations, filings or submissions required to be filed by the Acquired Company or any Acquired Company Subsidiary with any Governmental Entity (the “Other Reports”), have been filed. Except as set forth in Section 3.1(n)(i) of the Seller’s Disclosure Letter, all the Other Reports were in material compliance with all applicable Requirements of Law when filed or as amended or supplemented, and no material deficiencies have been asserted in writing by any such Governmental Entity with respect to any Other Report that have not been remedied.

(ii) Section 3.1(n)(ii) of the Seller’s Disclosure Letter sets forth a true, complete and correct list of (A) all state insurance certificates of authority issued to the Acquired Company and the Acquired Company Subsidiaries (“Insurance Licenses”), and (B) all other material Licenses issued to the Acquired Company and the Acquired Company Subsidiaries.

Seller has delivered to Buyer true, complete and correct copies of all material Licenses issued to the Acquired Company and the Acquired Company Subsidiaries and, except as otherwise indicated in Seller’s Disclosure Letter, each such License is in good standing and in full force and effect. To the Knowledge of the Seller, except that the Acquired Company and the Acquired Company Subsidiaries have stopped writing new business, no event has occurred that, with or without notice or lapse of time or both, could reasonably be expected to result in the nonrenewal, revocation, suspension, lapse or limitation of any of such Licenses. Since April 1, 2006, the Acquired Company and the Acquired Company Subsidiaries have not transacted any material amount of insurance business in any jurisdiction requiring an License therefore in which it did not possess such License, and the Licenses listed in Section 3.1(n)(ii) of the Seller’s Disclosure Letter comprise all such Licenses required to conduct the business of the Seller as is currently being conducted.

(o) Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller, except those for which Seller will be solely responsible.

(p) Technology and Intellectual Property.

(i) Except as set forth in Section 3.1(p)(i) of the Seller’s Disclosure Letter and subject, at Closing, to Section 4.5(c), the Acquired Company or the Acquired Company Subsidiaries own or possess, or have rights or licenses to use, the patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, Internet domain names (including any registrations, licenses or rights relating to any of the foregoing), computer software, trade secrets, inventions and know-how that are material to carrying on their business as presently conducted (each, an “Intellectual Property Right”). Except as set forth in Section 3.1(p)(i) of the Seller’s Disclosure Letter, none of the Acquired Company or the Acquired Company Subsidiaries has received any written notice of any infringement of the rights of any third party with respect to any Intellectual Property Right.

(ii) All Intellectual Property Rights that have been licensed by or on behalf of the Acquired Company and the Acquired Company Subsidiaries are being used substantially in accordance with the applicable license pursuant to which the Acquired Company or the Acquired Company Subsidiaries have the right to use such Intellectual Property Rights.

(iii) Section 3.1(p)(iii)(A) of the Seller’s Disclosure Letter contains a complete and accurate list of (A) registered and applied for patents, trademarks, service marks, copyrights or domain names owned by the Acquired Company or the Acquired Company Subsidiaries, in each case specifying the jurisdiction in which the applicable registration has been obtained or pending application has been filed, and, where applicable, the registration or application number therefore and (B) material common law trademarks and service marks owned by the Acquired Company or the Acquired Company Subsidiaries. Except as set forth in Section 3.1(p)(iii)(B) of the Seller’s Disclosure Letter, as of the date hereof, there are no claims pending or, to the Knowledge of Seller, threatened, challenging the ownership, validity or enforceability of any Intellectual Property Right owned by the Acquired Company or the Acquired Company Subsidiaries.

(iv) Except as set forth in Section 3.1(p)(iv) of Seller’s Disclosure Letter, none of the Acquired Company or the Acquired Company Subsidiaries has suffered a material security breach with respect to its data or systems requiring notification to employees in connection with such employees’ confidential information or to customers.

(q) Property.

(i) Except for Intellectual Property Rights subject to Section 3.1(p) which are excluded from this Section 3.1(q), the Acquired Company and the Acquired Company Subsidiaries have good title to, or valid and subsisting leasehold interests in, all personal property and other assets on their books and reflected in the SAP Statements, or acquired in the ordinary course of business since January 1, 2010, which would have been required to be reflected on their SAP Statements, as applicable, if acquired on or prior to January 1, 2010, other than assets which have been disposed of in the ordinary course of business since January 1, 2010.

(ii) The Acquired Company and the Acquired Company Subsidiaries have good and marketable title to all assets on their books and reflected in the SAP Statements, free and clear of all Liens (other than Permitted Liens). None of such assets is in default and there has occurred no event that (whether with notice or lapse of time or both) would reasonably be expected to result in a default under any such assets.

(iii) Except as set forth in Section 3.1(q)(iii) of the Seller’s Disclosure Letter, none of the Acquired Company or the Acquired Company Subsidiaries owns, and since January 1, 2000, have not owned, any real property.

(iv) (A) The Acquired Company and each Acquired Company Subsidiary has operated its business in compliance with all applicable Environmental Laws; (B) there are no events, conditions or circumstances that could reasonably be expected to result in any action, claim or allegation against the Acquired Company or any Acquired Company Subsidiary under applicable Environmental Laws or related to Hazardous Materials nor have Seller, the Acquired Company or the Acquired Company Subsidiaries received any notice that any of the business, investments or property that is owned, leased, used or operated (whether currently or formerly, in part or in whole) by the Acquired Company or any Acquired Company Subsidiary is in violation of any Environmental Laws or that the Acquired Company or any Acquired Company Subsidiary is responsible for the investigation, cleanup, monitoring or other remediation of any Hazardous Materials on, at or under any property; (C) neither the Acquired Company nor any Acquired Company Subsidiary has assumed or retained (other than insurance or reinsurance contracts entered into in the ordinary course), contractually or by operation of law, from any person any liability under Environmental Laws or related to Hazardous Materials; and (D) Seller has made available to Buyer all environmental reports, assessments, audits or studies of the Acquired Company or any Acquired Company Subsidiary in its possession or control.

(r) Actuarial Report. Seller has made available to Buyer a copy of the actuarial report prepared by Towers Watson Pennsylvania Inc., a Towers Watson company (“Towers Watson”), dated as of April 23, 2010, and all attachments, addenda, supplements and modifications thereto (the “Actuarial Report”). To the Knowledge of Seller, the information and data furnished by the Acquired Company and Acquired Company Subsidiaries to Towers Watson in connection with the preparation of the Actuarial Report was accurate.

(s) Related Party Transactions. Section 3.1(s) of the Seller’s Disclosure Letter lists all contracts between or among the Acquired Company or any Acquired Company Subsidiary and any of the following Persons: (i) Seller or any of its Affiliates (other than the Acquired Company and the Acquired Company Subsidiaries) and (ii) any director, officer or senior executive of Seller or Affiliates of Seller (including the Acquired Company and the Acquired Company Subsidiaries).

(t) Reinsurance. Except as set forth in Section 3.1(t) of Seller’s Disclosure Letter: (i) All reinsurance treaties or agreements reflected in the SAP Statements are valid, binding and enforceable against the Acquired Company and each Acquired Company Subsidiary and, to the Knowledge of Seller, against any other party thereto, in accordance with their terms, are in full force and effect and transfer such risk as would be required for such treaties and agreements to be properly accounted for as reinsurance and comply in all material respects with Law; (ii) No such treaty or agreement contains any provision providing that the other party thereto may terminate or amend such treaty or agreement by reason of the transactions contemplated by this Agreement; and (iii) the Acquired Company and each Acquired Company Subsidiary are entitled to take full credit in its financial statements, net of any Schedule F penalty or any offset required by SAP, pursuant to applicable Laws for all material reinsurance ceded pursuant to any reinsurance treaty or agreement to which the Acquired Company and each Acquired Company Subsidiary are a party or otherwise bound. For the avoidance of doubt, Seller provides no representation or warranty as to the collectability of any reinsurance recoverable or other amounts due or payable under any reinsurance agreement to which the Acquired Company or any Acquired Company Subsidiary is a party or otherwise bound whether or not such reinsurance recoverable is reported as an asset or contra-liability in the Final 2010 Financial Statements or any other book or record of the Acquired Company or the Acquired Company Subsidiaries.

(u) Books and Records. The Acquired Company and each Acquired Company Subsidiary maintains and has possession of all material files, records and documentation of the Acquired Company and each Acquired Company Subsidiary relating to its business and operations, including all material contracts, computer records, general ledgers, books and records, contract information, credit records and other information maintained by it (collectively, the “Books and Records”). The Books and Records are true and complete and maintained in accordance with the Acquired Company or Acquired Company Subsidiary’s customary business practice consistently applied and applicable Law.

(v) Conduct of Business. Except as set forth in Section 3.1(v) of the Seller’s Disclosure Letter, (i) from January 1, 2000 through March 31, 2006, none of the Acquired Company or the Acquired Company Subsidiaries have carried on any business other than the insurance business as conducted by each of them during such period; and (ii) on and after April 1, 2006, none of the Acquired Company or the Acquired Company Subsidiaries have carried on any business other than the insurance business in run off as conducted by each of them during such period.

(w) Off-balance Sheet Arrangements. Neither the Acquired Company nor any Acquired Company Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among the Acquired Company or any Acquired Company Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Acquired Company or any Acquired Company Subsidiary in the Acquired Company’s or such Acquired Company Subsidiary’s SAP Statements or other published financial statements.

Section 3.2. Representations and Warranties of Buyer. Except as otherwise disclosed in this Agreement or the corresponding section of the Disclosure Letter delivered by the Buyer in connection with the execution and delivery of this Agreement (the “Buyer Disclosure Letter”) (provided, that any disclosure contained in any section of the Buyer’s Disclosure Letter shall qualify each other representation and warranty where it would be reasonably apparent that it should be an exception to such representation or warranty or be disclosed in such section of the Buyer’s Disclosure Letter, and it being acknowledged and agreed by the Seller that the disclosure of any matter set forth in the Buyer Disclosure Letter shall expressly not be deemed to constitute an admission by the Buyer, or otherwise imply, that any such matter rises to the level of a Buyer Material Adverse Effect or is otherwise material for purposes of this Agreement), the Buyer represents and warrants to the Seller, as of the date hereof (except where such representation or warranty is expressly made as of another specific date), as follows:

(a) Organization, Standing and Corporate Power.

(i) Buyer is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has the requisite corporate power and authority to own its assets and carry on its business as currently conducted, except for those jurisdictions where the failure to be so organized, existing or in good standing or where the failure to have such power and authority would not reasonably be expected to have a Buyer Material Adverse Effect. Buyer is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or the conduct of its business as currently conducted requires such qualification, except for those jurisdictions where the failure to be so qualified or to be in good standing would not reasonably be expected to have a Buyer Material Adverse Effect.

(ii) Buyer has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and, assuming this Agreement constitutes the valid and binding agreement of Seller and Parent, constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to (A) applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (B) general equitable principles (regardless of whether considered in a proceeding of law or in equity).

(b) Non-Contravention; Consents.

(i) Except as set forth in Section 3.2(b)(i) of the Buyer’s Disclosure Letter and except as may result from any facts or circumstances relating to Seller or any of its Affiliates, the execution, delivery and performance by Buyer of this Agreement does not, and the consummation of the transactions contemplated hereby will not, (A) conflict with any of the provisions of the articles of incorporation or bylaws of Buyer, (B) conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under or give rise to a right of termination under, any contract, agreement, permit, license or instrument to which Buyer or any Affiliate of Buyer is a party or otherwise bound or (C) subject to the matters referred to in Section 3.2(b)(ii), contravene any material Requirement of Law applicable to Buyer or any Affiliate of Buyer.

(ii) No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Entity is required to be made by Buyer or any of its Affiliates in connection with the execution and delivery of this Agreement by Buyer or the consummation by Buyer of any of the transactions contemplated by this Agreement, except for (A) the filing of pre-merger notification and report forms under the HSR Act; (B) the approvals, filings and notices required under the insurance Laws of the jurisdictions in which the Acquired Company and Acquired Company Subsidiaries are organized or transact the business of insurance; (C) such other consents, approvals, authorizations, declarations, filings or notices as are set forth in Section 3.2(b)(ii) of the Buyer’s Disclosure Letter; and (D) all other consents, approvals, authorizations, declarations, filings or notices where the failure to obtain such consents, approvals or authorizations or make such declarations, filings or notices would be not be material.

(c) Purchase Not for Distribution. The Acquired Company Shares to be acquired under the terms of this Agreement will be acquired by Buyer for its own account and not with a view to distribution. Buyer will not resell, transfer, assign or distribute the Acquired Company Shares except in compliance with the registration requirements of the Securities Act and applicable state Laws or pursuant to an available exemption therefrom.

(d) Litigation. Except as set forth in Section 3.2(d) of the Buyer’s Disclosure Letter, there is no suit, action, proceeding or arbitration pending or, to the Knowledge of Buyer, threatened against or affecting Buyer, any Affiliate of Buyer or any of their respective properties or the transactions contemplated by this Agreement. Except as set forth in Section 3.2(d) of the Buyer’s Disclosure Letter, there is no judgment, decree, injunction or order of any Governmental Entity or arbitrator outstanding against Buyer, any Affiliate of Buyer or any of their respective properties or assets or the transactions contemplated by this Agreement that would result in damages in excess of $100,000.

(e) Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or any Affiliate of Buyer.

(f) Financing. Buyer will have on the Closing Date sufficient funds available to purchase the Acquired Company Shares on the terms and conditions contemplated by this Agreement, to consummate the other transactions contemplated by this Agreement and to pay all associated costs and expenses required to be paid by Buyer.

Section 3.3. Representations and Warranties of Parent. Except as otherwise disclosed in this Agreement or the corresponding section of the Disclosure Letter delivered by the Parent in connection with the execution and delivery of this Agreement (the “Parent’s Disclosure Letter”) (provided, that any disclosure contained in any section of the Parent’s Disclosure Letter shall qualify each other representation and warranty where it would be reasonably apparent that it should be an exception to such representation or warranty or be disclosed in such section of the Parent’s Disclosure Letter, and it being acknowledged and agreed by the Seller that the disclosure of any matter set forth in the Parent’s Disclosure Letter shall expressly not be deemed to constitute an admission by the Parent, or otherwise imply, that any such matter rises to the level of a Parent Material Adverse Effect or is otherwise material for purposes of this Agreement), the Parent represents and warrants to the Seller, as of the date hereof (except where such representation or warranty is expressly made as of another specific date), as follows:

(a) Organization, Standing and Corporate Power.

(i) Parent is a corporation duly organized, validly existing and (where applicable) in good standing under the Laws of its jurisdiction of organization and has the requisite corporate power and authority to own its assets and carry on its business as currently conducted. Parent is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or the conduct of its business as currently conducted requires such qualification, except for those jurisdictions where the failure to be so qualified or to be in good standing would not reasonably be expected to have a Parent Material Adverse Effect.

(ii) Parent has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent. This Agreement has been duly executed and delivered by Parent and, assuming this Agreement constitutes the valid and binding agreement of Seller, Buyer and Seller Parent, constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to (A) applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (B) general equitable principles (regardless of whether considered in a proceeding of law or in equity).

(b) Non-Contravention; Consents.

(i) Except as set forth in Section 3.3(b)(i) of the Parent’s Disclosure Letter and except as may result from any facts or circumstances relating to Seller or any of its

Affiliates, the execution, delivery and performance by Parent of this Agreement does not, and the consummation of the transactions contemplated hereby will not, (A) conflict with any of the provisions of the articles of incorporation or bylaws of Parent or the comparable documents of any Affiliate of Parent, (B) conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under or give rise to a right of termination under, any contract, agreement, permit, license or instrument to which Parent or any Affiliate of Parent is a party or otherwise bound or (C) subject to the matters referred to in Section 3.3(b)(ii), contravene any material Requirement of Law applicable to Parent or any Affiliate of Parent.

(ii) No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Entity is required to be made by Parent or any of its Affiliates in connection with the execution and delivery of this Agreement by Parent or the consummation by Parent of any of the transactions contemplated by this Agreement, except for (A) the filing of pre-merger notification and report forms under the HSR Act; (B) the approvals, filings and notices required under the insurance Laws of the jurisdictions in which the Acquired Company and Acquired Company Subsidiaries are organized or transact the business of insurance; (C) such other consents, approvals, authorizations, declarations, filings or notices as are set forth in Section 3.3(b)(ii) of the Parent’s Disclosure Letter; and (D) all other consents, approvals, authorizations, declarations, filings or notices where the failure to obtain such consents, approvals or authorizations or make such declarations, filings or notices would be not be material.

Section 3.4. Representations and Warranties of Seller Parent. Except as otherwise disclosed in this Agreement or the corresponding section of the Disclosure Letter delivered by the Seller Parent in connection with the execution and delivery of this Agreement (the “Seller Parent’s Disclosure Letter”) (provided, that any disclosure contained in any section of the Seller Parent’s Disclosure Letter shall qualify each other representation and warranty where it would be reasonably apparent that it should be an exception to such representation or warranty or be disclosed in such section of the Seller Parent’s Disclosure Letter, and it being acknowledged and agreed by the Buyer that the disclosure of any matter set forth in the Seller Parent’s Disclosure Letter shall expressly not be deemed to constitute an admission by the Seller Parent, or otherwise imply, that any such matter rises to the level of a Seller Parent Material Adverse Effect or is otherwise material for purposes of this Agreement), the Seller Parent represents and warrants to the Buyer, as of the date hereof (except where such representation or warranty is expressly made as of another specific date), as follows:

(a) Organization, Standing and Corporate Power.

(i) Seller Parent is a corporation duly organized, validly existing and (where applicable) in good standing under the Laws of its jurisdiction of organization and has the requisite corporate power and authority to own its assets and carry on its business as currently conducted. Seller Parent is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or the conduct of its business as currently conducted requires such qualification, except for those jurisdictions where the failure to be so qualified or to be in good standing would not reasonably be expected to have a Seller Parent Material Adverse Effect.

(ii) Seller Parent has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Seller Parent of this Agreement and the consummation by Seller Parent of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller Parent. This Agreement has been duly executed and delivered by Seller Parent and, assuming this Agreement constitutes the valid and binding agreement of Seller, Buyer and Seller Parent, constitutes a valid and binding obligation of Seller Parent, enforceable against Seller Parent in accordance with its terms, subject to (A) applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (B) general equitable principles (regardless of whether considered in a proceeding of law or in equity).

(b) Non-Contravention; Consents.

(i) Except as set forth in Section 3.4(b)(i) of the Seller Parent’s Disclosure Letter and except as may result from any facts or circumstances relating to Buyer or any of its Affiliates, the execution, delivery and performance by Seller Parent of this Agreement does not, and the consummation of the transactions contemplated hereby will not, (A) conflict with any of the provisions of the articles of incorporation or bylaws of Seller Parent or the comparable documents of any Affiliate of Seller Parent, (B) conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under or give rise to a right of termination under, any contract, agreement, permit, license or instrument to which Seller Parent or any Affiliate of Seller Parent is a party or otherwise bound or (C) subject to the matters referred to in Section 3.4(b)(i), contravene any material Requirement of Law applicable to Seller Parent or any Affiliate of Seller Parent.

(ii) No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Entity is required to be made by Seller Parent or any of its Affiliates in connection with the execution and delivery of this Agreement by Seller Parent or the consummation by Seller Parent of any of the transactions contemplated by this Agreement, except for (A) the filing of pre-merger notification and report forms under the HSR Act; (B) the approvals, filings and notices required under the insurance Laws of the jurisdictions in which the Acquired Company and Acquired Company Subsidiaries are organized or transact the business of insurance; (C) such other consents, approvals, authorizations, declarations, filings or notices as are set forth in Section 3.4(b)(ii) of the Seller Parent’s Disclosure Letter; and (D) all other consents, approvals, authorizations, declarations, filings or notices where the failure to obtain such consents, approvals or authorizations or make such declarations, filings or notices would be not be material.

ARTICLE IV

COVENANTS

Section 4.1. Conduct of Business of the Acquired Company. Except (i) as contemplated or permitted by this Agreement (including the transactions contemplated by Section 4.8) or (ii) as may be required by Law, in which event Seller shall cause the Acquired Company and the Acquired Company Subsidiaries to provide prior written notice to Buyer of any action as may be required by Law, from the date hereof to the Closing Date, Seller shall cause the Acquired Company and the Acquired Company Subsidiaries to conduct their business in all material respects in the ordinary course. Without limiting the foregoing, except for (i) actions taken with respect to business ceded by the Acquired Company and the Acquired Company Subsidiaries to Praetorian Insurance Company and Redland Insurance Company under three Indemnity Reinsurance Agreements dated as of December 31, 2005, as amended, which agreements are shown on Section 4.1 of the Seller’s Disclosure Letter and (ii) the refund of the Incentive Bonus Payment by the Acquired Company to the Seller Parent, from the date hereof to the Closing Date, Seller shall not permit the Acquired Company or any Acquired Company Subsidiary to take any of the following actions without the prior consent of Buyer, which consent with respect to Sections 4.1(p), (q), (r) and (u) shall not be unreasonably withheld, delayed or conditioned, and provided that if the Acquired Company and the Acquired Company Subsidiaries have not entered into a binding lease for space for their New York operations by April 1, 2011, Buyer’s consent with respect to a lease for such space shall not be unreasonably withheld, delayed or conditioned:

(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, the outstanding capital stock of the Acquired Company or any Acquired Company Subsidiary (other than the declaration or payment of any dividend or distributions to the Acquired Company or an Acquired Company Subsidiary); (ii) split, combine or reclassify any of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock; or (iii) purchase, redeem or otherwise acquire any shares of outstanding capital stock of the Acquired Company or any Acquired Company Subsidiary or any rights, warrants or options to acquire any such shares.

(b) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock, any other of its voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities;

(c) (i) make any payment of principal or interest on any Acquired Company Notes, or (ii) make any payment of principal or interest on any other debt of the Acquired Company or the Acquired Company Subsidiaries, except in the ordinary course of business;

(d) merge, consolidate or enter into any other business combination with any other Person;

(e) amend its articles of incorporation, bylaws or other comparable organizational documents;

(f) commence or consent to the commencement of any liquidation, rehabilitation, conservatorship or other similar proceeding;

(g) (i) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any interest in any corporation, partnership or other business organization or assets comprising a business or any material amount of property or assets in or of any other Person or (ii) dispose, transfer or lease any material property or assets other than in the ordinary course of business and in accordance with the respective investment policies of the Acquired Company or the Acquired Company Subsidiaries;

(h) mortgage, pledge or subject to any Lien (other than Permitted Liens) any of its material assets, except in the ordinary course of business;

(i) sell, lease, license or otherwise dispose of any material assets, except in the ordinary course of business;

(j) (i) incur any indebtedness for borrowed money or guarantee or otherwise become responsible for any such indebtedness of another Person, except in the ordinary course of business, (ii) make any loans, advances or capital contributions to any other Person, other than to the Acquired Company or an Acquired Company Subsidiary, or (iii) make any investments other than investments in assets in accordance with the respective investment policies of the Acquired Company or the Acquired Company Subsidiary in the ordinary course of business.

(k) enter into, amend, or terminate or non-renew any material Applicable Contract, except in the ordinary course of business or as contemplated by Sections 4.1(t) and (u);

(l) make, or make any change to, any Tax election (except as otherwise provided in Section 9.9), change any financial or statutory accounting methods, principles or practices used by it except insofar as may be required by a change in law or applicable accounting principles, change its accountants or auditors, or enter into any closing agreement, settle any Tax Claim, consent to any extension or waiver of the limitation period applicable to any Tax Claim, or fail to timely file any Tax Return or timely pay any Tax (in each case, taking into account any valid extensions);

(m) make any capital expenditures in excess of $500,000 in the aggregate;

(n) adopt or amend any Employee Benefit Plan (or any plan that would be an Employee Benefit Plan if adopted) unless required to comply with applicable Law or enter into or adopt any collective bargaining agreement covering any Employee;

(o) grant to any officer or Employee any increase in compensation or benefits or make any bonus, pension, retirement or profit sharing distribution or payment of any kind, except in the ordinary course of business or in accordance with existing agreements, plans or arrangements;

(p) except as provided in Section 4.1(u), commence, negotiate a settlement of, or settle, or provide authority to any other party to commence, negotiate a settlement of, or settle, any material litigation, arbitration or similar proceeding, other than the settlement of any such proceeding relating to a policy issued by the Acquired Company or any Acquired Company Subsidiary;

(q) make payment of any direct policy claim or provide authority to any other party to make payment of any direct policy claim, in each case in excess of $200,000 unless the Acquired Company or Acquired Company Subsidiary notifies Buyer in writing (i) prior to making such payment, or (ii) within 5 Business Days of making such payment if prior notice is not practicable;

(r) negotiate a settlement of, or settle, or provide authority to any other party to negotiate a settlement of, or settle, any policy claim in excess of $300,000;

(s) enter into any loss portfolio transfers or similar transfers or transactions;

(t) except for ceded reinsurance, amend, terminate or non-renew any insurance policy, contract, agreement or similar undertaking (other than those underwritten in connection with the business described in Section 3.1(v)(i)) in force and in effect on the date of this Agreement that provides coverage to the Acquired Company and any Acquired Company Subsidiary;

(u) commence, settle, commute, pay or compromise any contract, claim, litigation, arbitration or proceeding with respect to ceded and assumed reinsurance, if such commencement, settlement, commutation, payment or compromise involves (i) a payment or a receipt, (ii) a release of an asset, or (iii) compromise of a liability (with assets and liabilities considered separately for the purposes of this section) by the Acquired Company or Acquired Company Subsidiaries in the case of each of (i), (ii) and (iii) an amount in excess of $2,500,000; or

(v) enter into any legally binding commitment with respect to any of the foregoing.

(w) Notwithstanding any of the foregoing, Seller can take or cause the Acquired Company or any Acquired Company Subsidiary to take, without notice to or consent of Buyer, any action with respect to (i) the Phoenix Exposures, subject to Section 4.16, and (ii) the commutation of any ceded or assumed reinsurance agreement listed in Section 4.1(w) of the Seller Disclosure Letter within the parameters for such commutation set forth in Section 4.1(w) of the Seller Disclosure Letter.

Section 4.2. Access to Information; Confidentiality.

(a) From the date hereof until the Closing Date, Seller shall cause the Acquired Company and the Acquired Company Subsidiaries to afford to Buyer and its Affiliates and to the officers, employees and other representatives of Buyer and its Affiliates reasonable access upon reasonable advance notice at reasonable times during normal business hours to all of its properties, books, contracts and records, and Seller shall cause the Acquired Company and the Acquired Company Subsidiaries to furnish to Buyer such information concerning their business, properties, financial condition, including information concerning claims and reserves, operations and personnel, as Buyer may from time to time reasonably request, other than any such properties, books, contracts and records that (a) are subject to an attorney-client or other legal privilege or (b) are subject to an obligation of confidentiality or privacy; provided, however, that Buyer’s investigation shall be conducted in a manner that: (i) is in compliance with applicable Requirements of Law; (ii) does not result in the disclosure of any trade secrets of third parties or any trade secrets of Seller or of any of its Affiliates; and (iii) does not unreasonably interfere with the normal operations, customers and employee relations of Seller or any Affiliate of Seller

(including the Acquired Company and the Acquired Company Subsidiaries). All requests for access or information pursuant to this Section 4.2(a) shall be directed to such Person or Persons as Seller shall designate. Any information obtained by Buyer with respect to Seller and/or any of their Affiliates shall be subject to the terms and conditions set forth in the Confidentiality Agreement, the terms and conditions of which are incorporated herein by reference.

(b) Seller hereby acknowledges and agrees that attendance by up to three individuals representing the Buyer at the premises of the Acquired Company and the Acquired Company Subsidiaries in New York and Florida at any one time on a daily basis is reasonable for the purposes of Section 4.2(a), provided that such attendance shall be at the Buyer’s sole cost and expense and shall not unreasonably interfere with the business or operations of the Acquired Company or the Acquired Company Subsidiaries.

(c) Seller hereby acknowledges and agrees that a representative of Buyer shall have a right to attend any meeting of any of the Acquired Company or the Acquired Company Subsidiaries at which the business and operations of the Acquired Company or the Acquired Company Subsidiaries are discussed, provided that such attendance shall be at Buyer’s sole cost and expense and Buyer’s representative shall not have the right to attend meetings of the Board of Directors of the Acquired Company or any Acquired Company Subsidiary or meetings at which potential disputes or interpretations under this Agreement or under transactions contemplated by this Agreement between Seller and its Affiliates, on the one hand, and Buyer and its Affiliates, on the other, are discussed. Seller shall consult with Buyer in good faith in preparation of any financial statements that Seller is required to prepare in accordance with this Agreement, including those described in Section 2.3(a)(i) and Section 2.3(a)(ii).

(d) The requirement for Seller notification in Section 4.1(q) and the requirement of the Seller to obtain the Buyer’s prior written consent in Section 4.1(r) shall be satisfied by the Seller providing written notice to or seeking the prior written consent of, as applicable, any of the individuals referred to in Section 4.2(b).

Section 4.3. Commercially Reasonable Efforts.

(a) Upon the terms and subject to the conditions and other agreements set forth in this Agreement, each of the Parties to this Agreement agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

(b) Seller shall, and shall cause the Acquired Company and each Acquired Company Subsidiary to, use its commercially reasonable efforts to maintain all material policies of fire, liability, workers’ compensation, employment practices liability, property, casualty and other forms of insurance existing as of the date hereof maintained for the benefit of the business or properties of the Acquired Company or the Acquired Company Subsidiaries.

(c) During the period from the date hereof until the earlier of (i) the date this Agreement is terminated and (ii) the Closing Date, neither Buyer nor Seller shall take any action or omit to take any action for the purpose of directly or indirectly preventing, materially delaying or materially impeding (or that would reasonably be expected to prevent, materially delay or materially impede) the consummation of the transactions contemplated by this Agreement or agree, commit in writing or otherwise, to take any such actions.

Section 4.4. Consents, Approvals and Filings.

(a) Seller and Buyer shall each use its commercially reasonable efforts and will cooperate fully with each other (i) to comply as promptly as practicable with all governmental requirements applicable to the transactions contemplated by this Agreement, (ii) to obtain as promptly as practicable all Permits set forth in Section 4.4 of the Seller’s Disclosure Letter in connection with the consummation of the purchase and sale of the Acquired Company Shares and the other transactions contemplated by this Agreement (“Necessary Permits”) and (iii) subject to Section 4.4(c), to obtain as promptly as practicable all consents or waivers of all third parties necessary in connection with the consummation of the transactions contemplated by this Agreement; provided, however, that nothing contained herein shall require Buyer to agree to any condition or restriction that (i) would result in a Company Material Adverse Effect or (ii) would impose on Buyer, any Affiliate of Buyer, or any of the Acquired Company or the Acquired Company Subsidiaries, any material cost, liability, obligation or restriction. In connection therewith, Seller and Buyer shall make and cause their respective Affiliates to make all legally required filings as promptly as practicable in order to facilitate the prompt consummation of the transactions contemplated by this Agreement and shall provide, and shall cause their respective Affiliates to provide, such information and communications to Governmental Entities as such Governmental Entities may request. Each of the Parties shall provide to the other Party copies of all applications or other communications to Governmental Entities in connection with this Agreement in advance of the filing or submission thereof.

(b) Without limiting Section 4.4(a), as promptly as practicable after the date hereof (but in no event later than forty-five (45) days after the date hereof), (i) if and to the extent required under the HSR Act, Seller and Buyer shall prepare and file all documents and notifications with the FTC and the DOJ as are required to comply with the HSR Act (ii) Buyer shall file with all applicable insurance regulatory authorities requests for approval of the transactions contemplated by this Agreement required to be obtained by Buyer, including the filing of Form A applications or other requests for approval of the acquisition of control of a domestic insurer, which requests shall include all required exhibits and (iii) Seller shall file with all applicable insurance regulatory authorities or other Governmental Entities requests for Permits described in Section 4.4(a). A reasonable time prior to furnishing any written materials or presentations to the FTC, DOJ or any Governmental Entity in connection with the transactions contemplated by this Agreement, each Party shall furnish the other with a copy thereof (excluding confidential portions thereof), and the other shall have a reasonable opportunity to provide comments thereon. Each Party shall give to the other prompt written notice if it receives any notice or other communication from the FTC, DOJ or any Governmental Entity in connection with the transactions contemplated by this Agreement and, in the case of any such notice or communication that is in writing, shall promptly furnish a copy thereof. If any Governmental Entity requires that a hearing be held in connection with such approval, each Party shall use its commercially reasonable efforts to arrange for such hearing to be held promptly after its receipt of the notice that such hearing is required. Each Party shall respond to any

Governmental Entity’s comments in connection with the transactions contemplated by this Agreement as soon as reasonably practicable following receipt thereof. Each Party shall give to the other reasonable prior written notice of the time and place when any meetings or other conferences may be held by it with any Governmental Entity in connection with the transactions contemplated by this Agreement, and the other shall have the right to have a representative or representatives attend or otherwise participate in any such meeting or conference. If any order, judgment or injunction is entered by any Governmental Entity in connection with any regulatory filing described in this Section 4.4(b), in each case that would make the sale of the Acquired Company or the other transactions contemplated hereby illegal or would otherwise prohibit or materially impair or delay the consummation of the sale of the Acquired Company Shares or the other transactions contemplated hereby, then in such event Seller and Buyer shall use all commercially reasonable efforts to have vacated, lifted, reversed or overturned any order, judgment or injunction, whether temporary, preliminary or permanent, that is in effect and prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 4.4(b) shall limit a party’s right to terminate this Agreement pursuant to Section 10.1 so long as such party has up to then complied with its obligations under this Section 4.4(b).

(c) Rights Under Licenses and Contracts. To the extent that the rights of the Acquired Company or any Acquired Company Subsidiary under any license or other contract (including services, agreements, software licenses and hardware leases) may not be transferred or made available to Buyer or, after the Closing, to the Acquired Company and the Acquired Company Subsidiaries without obtaining the consent of a third party, Buyer and Seller shall divide equally the costs (including any license or other fees and expenses) associated with obtaining the consents from such third party or work on obtaining a replacement for such rights. Any communication by Buyer with third parties in connection with obtaining such consents shall be with Seller’s participation, cooperation and approval. With respect to those consents which have not been obtained by the Closing Date, this Agreement shall not constitute an agreement to transfer or make available such rights if an attempted transfer would constitute a breach of such license or other contract or be unlawful.

Section 4.5. Public Announcements. Seller and Buyer shall not, and shall not permit their respective Affiliates or representatives, without the prior written approval of the other Party, to issue any press releases or otherwise make any public statements with respect to the transactions contemplated by this Agreement, except (a) as may be required by applicable Law or (b) as required by any listing agreement with any national securities exchange.

Section 4.6. Use of Names and Affiliation Statement.

(a) Immediately at the Closing, the Acquired Company and the Acquired Company Subsidiaries shall cease to have any right, title or interest, which any of them may have in or to the name, trademark and service mark “Hannover” or any name, trademark, service mark, acronym or logo based on or incorporating the foregoing name, trademark or service mark or any portion of it which is currently used by or on behalf of any of them or which was previously used by or on behalf of any of them.

(b) Buyer shall refrain and shall cause the Acquired Company and the Acquired Company Subsidiaries to refrain from using any printed materials and other means of communication which state, suggest or imply any affiliation with Seller or any of its Affiliates (“Affiliation Statement Materials”) following the Closing Date.

Section 4.7. Access to Books and Records. From and after the Closing, (a) Buyer shall afford, and shall cause its Affiliates (including the Acquired Company and the Acquired Company Subsidiaries) to afford, to Seller and any Affiliates of Seller, and their respective counsel and accountants and other representatives, during normal business hours, reasonable access to inspect, audit and make copies of the books and records of the Acquired Company and the Acquired Company Subsidiaries, at Seller’s sole cost and expense, with respect to the period prior to the Closing Date and (b) Buyer shall cause, and shall cause its Affiliates to cause, its employees who are Transferred Employees to cooperate with Seller and its Affiliates, at Seller’s sole cost and expense, provided that such access shall not unreasonably interfere with the business or operations of Buyer or any Affiliate of Buyer, in each case with respect to the foregoing clauses (a) and (b), to the extent that such access may be reasonably required by Seller or any Affiliate of Seller for any lawful business purpose, including the investigation, defense, prosecution, litigation, arbitration and final disposition of any claims that might have been or might be made by or against Seller or any Affiliate of Seller in connection with the business of the Acquired Company and the Acquired Company Subsidiaries. Notwithstanding anything in this Agreement to the contrary, and except as provided in Section 8.3(b), Buyer’s obligation to cooperate with respect to the execution of affidavits, appearances, testimony and production of documents pursuant to federal and state criminal and civil, and arbitration panels, subpoenas, depositions, interrogatories and other requests shall expire three (3) years after the Closing Date, after which Buyer shall have no such obligation. Buyer shall not, and shall cause its Affiliates not to, dispose of, alter or destroy any such books and records until the later of (i) ten (10) years after the Closing Date, (ii) sixty (60) days after giving written notice to Seller which notice shall permit Seller, at its expense, to examine, duplicate or repossess such books and records and (iii) the time specified in the applicable Acquired Company or Acquired Company Subsidiary’s record retention guidelines as in effect on the date hereof. Notwithstanding the foregoing, this Section 4.7 shall not apply to the Tax Returns and other materials covered by Section 9.5.

Section 4.8. Certain Intercompany Matters.

(a) Prior to or at the Closing, Seller shall, and shall cause the Acquired Company and the Acquired Company Subsidiaries to, terminate without any liability to the Acquired Company or the Acquired Company Subsidiaries (except for any payment required pursuant to Section 4.8(b)) all agreements between the Acquired Company and the Acquired Company Subsidiaries, on the one hand, and Seller and its Affiliates (other than the Acquired Company and the Acquired Company Subsidiaries), on the other hand (“Related Party Agreements”) except for the Adverse Development Reinsurance Agreement, the Raydon/Phoenix Stop Loss Agreement and certain normal course of business reinsurance between the Acquired Company and the Acquired Company Subsidiaries on the one hand, and Hannover Re, on the other hand set forth in Section 4.8(a) of the Seller Disclosure Letter (“Continuing Hannover Re Reinsurance Agreements”), which will remain in force after Closing.

(b) Prior to or at the Closing, Seller shall cause the Acquired Company and the Acquired Company Subsidiaries to settle in full all payable and receivable balances (including those related to Taxes) whether or not due between the Acquired Company and the Acquired Company Subsidiaries, on the one hand, and Seller and its Affiliates (other than the Acquired Company and the Acquired Company Subsidiaries), on the other hand, except for balances due under the Adverse Development Reinsurance Agreement, the Raydon/Phoenix Stop Loss Agreement and balances not due prior to the Closing Date under the Continuing Hannover Re Reinsurance Agreements.

Section 4.9. Nonsolicitation. For a period of two (2) years after the Closing Date, Seller shall not, and shall cause its Affiliates not to, solicit or offer employment to any Transferred Employees; provided, that the foregoing provision shall not prohibit the Seller or its Affiliates from offering employment to or employing persons: (a) who respond to a general solicitation or advertisement that is not specifically directed to the Transferred Employees (and nothing shall prohibit the making of any such solicitation or advertisement); (b) who are referred to the Seller or its Affiliates by search firms, employment agencies or other similar entities; provided, that such entities have not been specifically instructed by the Seller or its Affiliates to solicit the Transferred Employees; (c) whose employment has been terminated by Buyer or any of its Affiliates; or (d) any Transferred Employee who contacts Seller or its Affiliates on his or her own initiative without solicitation.

Section 4.10. Further Assurances. Seller and Buyer agree, and Seller, prior to the Closing, and Buyer, after the Closing, agree to cause the Acquired Company and the Acquired Company Subsidiaries to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

Section 4.11. Parent Guarantee. Parent hereby guarantees to Seller the full, complete and punctual payment, performance and satisfaction when, as, if and to the extent due, of all of the obligations of Buyer under this Agreement. The guarantee of Parent under this Section shall be absolute, unconditional and irrevocable and shall continue and shall remain in full force and effect until all payment obligations of Buyer under this Agreement shall have been fully performed and satisfied when, as, if and to the extent due. Parent agrees that the provisions of this Section may be enforced by Seller without the necessity at any time of resorting to or exhausting any other remedy against Buyer.

Section 4.12. Seller Parent Guarantee. Seller Parent hereby guarantees to Buyer the full, complete and punctual payment, performance and satisfaction when, as, if and to the extent due, of all of the obligations of Seller under this Agreement. The guarantee of Seller Parent under this Section shall be absolute, unconditional and irrevocable and shall continue and shall remain in full force and effect until all payment obligations of Seller under this Agreement shall have been fully performed and satisfied when, as, if and to the extent due. Seller Parent agrees that the provisions of this Section may be enforced by Buyer without the necessity at any time of resorting to or exhausting any other remedy against Seller.

Section 4.13. Notice to Buyer. Seller or Seller Parent shall provide prompt written notice to Buyer if either Seller or Seller Parent becomes aware of any breach by either of them of the representations, warranties or covenants set forth in this Agreement.

Section 4.14. LMX Claims. Buyer hereby acknowledges and agrees that Hannover Re and Seller Parent have previously paid the Acquired Company in full for all of the Acquired Company’s rights, title and interest in any claims, recoveries or other amounts, whether known or unknown, vested or contingent, that may be due to the Acquired Company and the Acquired Company Subsidiaries in connection with the case of Robert D. Ferguson et al. v Hannover Rueckversicherungs – Aktiensgesellschaft NY State Court Index No. 500106/08 or otherwise arising out of the Amended and Restated Stock Purchase Agreement dated February 16, 1999 between Kansa International Corporation, Ltd Bankruptcy Estate, Milo Family Limited Partnership, Ralph Milo, Robert D Ferguson, CJH Investments Limited Partnership, Omphalos LLC AND Hannover Rueckversicherungs – Aktiengesellschaft (the “LMX Claims”), including amounts subject to the LMX Escrow Agreement dated as of February 25th, 1999 among Kansa International Corporation, Ltd Bankruptcy Estate, Milo Family Limited Partnership, Robert D Ferguson, CJH Investments Limited Partnership, Omphalos LLC And Hannover Rueckversicherungs – Aktiengesellschaft And Citibank N.A., and any amount realized from any contingent claim that the Acquired Company or the Acquired Company Subsidiaries may have with respect to such litigation including a contingent claim against SRRF in respect of potential return claims under the 1994 LMX 107 account. Buyer further acknowledges and agrees that prior to Closing, and in consideration of amounts previously paid to the Acquired Company and the Acquired Company Subsidiaries by Hannover Re and Seller Parent, the Acquired Company and the Acquired Company Subsidiaries shall execute and deliver an assignment transferring all its rights, title and interest to the LMX Claims to Hannover Re and Seller Parent, which assignment shall be in a form reasonably acceptable to Buyer.

Section 4.15. Closing Balance Sheets. Buyer shall prepare and provide to Seller a consolidated balance sheet for the Acquired Company in accordance with International Financial Reporting Standards, consistently applied, reviewed in accordance with procedures and provided in a format consistent with that used in prior periods (“IFRS Closing Balance Sheet”), as follows: (i) if the Closing occurs more than 30 days before the end of a calendar quarter, by the end of the calendar quarter in which the closing occurs, or (ii) if the Closing occurs less than 30 days from the end of a calendar quarter, by the end of the month immediately following the calendar quarter in which the Closing occurs. Seller agrees to cooperate in good faith to assist Buyer in negotiating an engagement letter between KPMG and Buyer pursuant to which KPMG would agree to audit a consolidated balance sheet for the Acquired Company in accordance with United States generally accepted accounting principles as of the same date as the IFRS Closing Balance Sheet.

Section 4.16. Commutation of Phoenix Exposures Prior to Closing. If, prior to the Closing Date, the Acquired Company and the applicable Acquired Company Subsidiaries enter into a commutation with respect to the Phoenix Exposures, such commutation to be effected using documentation reasonably acceptable to Buyer, Buyer and Seller shall cooperate in good faith to amend the Raydon/Phoenix Stop Loss Agreement so that the reinsurance provided thereunder by Hannover Re (i) no longer shall apply to the failure of Phoenix Home Life Insurance Company to pay amount dues and owing under the reinsurance agreements listed in

Exhibit B to this Agreement, and (ii) shall apply to the risks previously ceded under the reinsurance agreements listed in Exhibit B to this Agreement on the same terms as coverage was provided under such reinsurance agreements, except that Hannover Re shall waive any defenses that would have been available under such reinsurance agreements, provided that cessions to Hannover Re after the effective date of such reinsurance agreements are consistent with cessions to Phoenix Home Life Insurance Company before the effective date. The amendment to the Raydon/Phoenix Stop Loss Agreement shall provide that Hannover Re shall negotiate in good faith to commute the reinsurance provided by Hannover Re under subpart (ii) of this Section 4.16 if requested by the Acquired Company and the Acquired Company Subsidiaries. The amendment to the Raydon/Phoenix Stop Loss Agreement shall be effective as of the Closing Date, and as consideration for such amendment, the Acquired Company and the applicable Acquired Company Subsidiaries shall pay Hannover Re an amount equal to the commutation payment the Acquired Company and the applicable Acquired Company Subsidiaries receive from Phoenix Home Life Insurance Company.

ARTICLE V

EMPLOYEE MATTERS

Section 5.1. Offers and Transfer of Employment. Buyer shall employ or cause its Affiliates (including the Acquired Company and the Acquired Company Subsidiaries) to employ all of the Employees as Transferred Employees, with such employment commencing on the Closing Date.

Section 5.2. Termination and Severance. If a Transferred Employee is terminated on or after the Closing Date, Seller shall incur no obligation or liability to provide termination or severance benefits of any kind to any such Transferred Employee.

Section 5.3. Welfare Plans.

(a) Acquired Company and/or the Acquired Company Subsidiaries shall retain sponsorship of all employee welfare benefit plans (within the meaning of ERISA Section 3(1)) maintained for the benefit of the Transferred Employees immediately prior to the Closing Date (the “Acquired Company Welfare Plans”), and Buyer or its Affiliates may administer the Acquired Company Welfare Plans in their discretion, including the amendment, modification, or termination of the plans, subject to all terms and conditions of the Law, the plans, and all contracts, policies, certificates of coverage, and other agreements pursuant to which the Acquired Company Welfare Plans are governed, funded, and administered.

(b) Buyer and its Affiliates (including the Acquired Company and the Acquired Company Subsidiaries) shall be solely responsible for and fully perform, pay and discharge, all claims for benefits under the Acquired Company Welfare Plans, whether incurred, or arising in connection with incidents occurring, before, on, or after the Closing Date and whether any claim is made with respect thereto before, on, or after the Closing Date. Seller, however, shall retain responsibility for and continue to pay, or cause to be paid, all self-funded or self-insured medical, life insurance, disability and other welfare plan expenses and benefits for Transferred Employees with respect to claims incurred by such Transferred Employees or their covered dependents prior to the Closing Date, in accordance with the terms of the Employee

Benefit Plans. For purposes of this paragraph, a claim is deemed incurred when the services that are the subject of the claim are performed; in the case of life insurance, when the death occurs; in the case of long-term or short-term disability benefits, when the disability begins; and in the case of a hospital stay, when the employee or covered dependent first enters the hospital.

(c) Buyer shall be responsible for all legally mandated continuation of health care coverage for all Transferred Employees and any of their covered dependents who experience a qualifying event on or prior to the Closing Date. Buyer shall also be responsible for all legally mandated continuation of health care coverage for all Transferred Employees and any of their covered dependents who experience a qualifying event after the Closing Date.

Section 5.4. Qualified Plans.

(a) Acquired Company and/or the Acquired Company Subsidiaries shall retain sponsorship of all employee pension benefit plans (within the meaning of ERISA Section 3(2)) maintained for the benefit of the Transferred Employees immediately prior to the Closing Date (the “Acquired Company Retirement Plans”), and Buyer or its Affiliates may administer the Acquired Company Retirement Plans in their discretion, including the amendment, modification, or termination of the plans, subject to all terms and conditions of the Law, the plans, and all contracts and other agreements pursuant to which the Acquired Company Retirement Plans are governed, funded, and administered.

(b) Effective as of the Closing Date, the Buyer or its Affiliates shall, by operation of law, retain all the assets held in separate trusts for the Acquired Company Retirement Plans, whether in cash or in kind (inclusive of loans). Buyer and its Affiliates also agree that any defined contribution plan of Buyer or any of its Affiliates will accept a direct rollover from any other such plan maintained by the Seller of the account of any Transferred Employee who elects to make such a direct rollover, including a direct rollover, in kind, of any outstanding loan(s) of any such Transferred Employee, provided any such rollover elected by a Transferred Employee is eligible for rollover treatment under applicable Law. To the extent necessary, Buyer shall, and shall cause its Affiliates to, amend its plans prior to the Closing in order to carry out the intent of this Section 5.4.

(c) All contributions payable to the Acquired Company Retirement Plans for all benefits earned and other liabilities incurred through the Closing Date, determined in accordance with the terms and provisions of such plan, ERISA, and the Code, have been paid or otherwise provided for, and to the extent unpaid are reflected in the books or financial statements of Seller. However, in the event that the Closing Date occurs on a date that is not coincident with the end of a payroll cycle of one or more payrolls of Seller, Buyer and its Affiliates shall retain or assume financial responsibility, on a pro-rata basis, for the value of company contribution obligations arising before and after, respectively, the Closing Date occurring during such payroll cycle(s) for such Transferred Employees.

Section 5.5. Filings and Records. Seller, Buyer, the Acquired Company and the Acquired Company Subsidiaries shall cooperate in (i) making all filings required under the Code or ERISA and any applicable securities Laws with respect to the Employee Benefit Plans that cover Transferred Employees; (ii) implementing all appropriate communications with participants; (iii) maintaining and transferring appropriate records; and (iv) taking all such other actions as may be necessary and appropriate to implement the provisions of this Article V. After the Closing, to the extent permitted by Law, Seller, Buyer, the Acquired Company and the Acquired Company Subsidiaries shall cooperate fully with one another in providing records regarding the employment of, and the benefits provided to, all individuals who are or were Employees.

Section 5.6. No Third-Party Beneficiary. The Parties acknowledge and agree that all provisions contained herein with respect to Employees are included for the sole benefit of Seller and Buyer and shall not create any right (i) in any other Person, including any Transferred Employees, any Employees or former employees of Seller or its Affiliates, any participant in any Employee Benefit Plan, or any spouse or beneficiary thereof, or (ii) in any Transferred Employee to continued employment with Buyer or any Affiliate of Buyer.

Section 5.7. Restrictive Covenants. To the extent any Transferred Employee is subject to noncompetition, nonsolicitation or similar restrictive covenants in favor of Seller or the Affiliate of Seller, Seller hereby waives compliance by each such Transferred Employee with such covenants and agrees that such covenants shall not apply to any such Transferred Employee from and after the Closing Date for so long as he or she is employed (or retained as an independent contractor) by the Buyer or an Affiliate of the Buyer.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1. Conditions to Each Party’s Obligations. The respective obligations of each Party to effect the purchase and sale of the Acquired Company Shares and the other actions to be taken at the Closing are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) HSR Act. Any applicable waiting period under the HSR Act with respect to the transactions contemplated by this Agreement shall have expired or been terminated.

(b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order shall have been issued by any court of competent jurisdiction, no statute shall have been enacted and no rule or regulation of any Governmental Entity shall have been promulgated, preventing the consummation of the purchase and sale of the Acquired Company Shares or any of the other transactions contemplated by this Agreement; provided, however, that the Party invoking this condition shall have complied with Section 4.4(b) of this Agreement.

Section 6.2. Conditions to Obligations of Buyer. The obligations of Buyer to effect the purchase and sale of the Acquired Company Shares and the other actions to be taken at the Closing are further subject to the satisfaction or waiver by Buyer on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) Other than the representations and warranties of Seller set forth in Section 3.1(a) (except those portions of 3.1(a)(iii) relating to due organization, good standing and due qualification as a foreign corporation), Section 3.1(b)(ii),

(iii), (iv) and (v), Section 3.1(c)(i)(A) and (C), Section 3.1(c)(ii) and Section 3.1(e), the representations and warranties of Seller set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (or, to the extent any such representation and warranty speaks as of an earlier date, on and as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” contained therein) would not have a Company Material Adverse Effect; (ii) the representations and warranties of Seller set forth in Section 3.1(a) (except those portions of 3.1(a)(iii) relating to due organization, good standing and due qualification as a foreign corporation), Section 3.1(b)(ii), (iii), (iv) and (v), Section 3.1(c)(i)(A) and (C), Section 3.1(c)(ii) and Section 3.1(e) shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (or, to the extent any such representation and warranty speaks as of an earlier date, on and as of such earlier date); and (iii) Buyer shall have received a certificate signed on behalf of Seller by an executive officer of Seller to the effect set forth in this Section 6.2(a).

(b) Performance of Obligations of Seller. Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date, and Buyer shall have received a certificate signed on behalf of Seller by an executive officer of Seller to such effect.

(c) Regulatory Approvals. Other than with respect to the HSR Act, all Necessary Permits of Seller set forth in Section 6.2(c) of the Seller’s Disclosure Letter and all Necessary Permits of Buyer set forth in Section 6.3(c) of the Buyer’s Disclosure Letter shall have been duly obtained by Seller and Buyer, respectively, shall be in full force and effect and shall not contain any condition or restriction that (i) would result in a Company Material Adverse Effect or (ii) would impose on Buyer, any Affiliate of Buyer, or any of the Acquired Company or the Acquired Company Subsidiaries, any material cost, liability, obligation or restriction.

(d) Related Party Agreements. Seller shall have caused (i) all Related Party Agreements to be terminated without any obligation or liability of the Acquired Company or the Acquired Company Subsidiaries (except for the payment required pursuant to clause (ii) below) in a form and substance acceptable to Buyer in its sole discretion, except for the Adverse Development Reinsurance Agreement, the Raydon/Phoenix Stop Loss Agreement and Continuing Hannover Re Reinsurance Agreements, which will remain in force after Closing, and (ii) all intercompany accounts receivable or payable (whether or not currently due or payable) between the Acquired Company and the Acquired Company Subsidiaries, on the one hand, and Seller and its Affiliates (other than the Acquired Company and the Acquired Company Subsidiaries), or any of the officers or directors of any of Seller and its Affiliates, on the other hand, to be settled in full (without any premium or penalty), in each case at or prior to Closing, except for amounts payable or receivable under the Adverse Development Reinsurance Agreement, the Raydon/Phoenix Stop Loss Agreement and amounts not due prior to the Closing Date under the Continuing Hannover Re Reinsurance Agreements, which will remain in force after Closing.

(e) Delivery of Documents. Seller shall have delivered, or caused to be delivered, to Buyer each of the deliverables specified in Section 2.6(a).

(f) Acquired Company Notes. Each holder of an Acquired Company Note shall have validly contributed such Acquired Company Note to the Acquired Company free and clear of any Liens and other encumbrances and Seller shall have cause each of the Acquired Company Notes to be cancelled, in each case without any repayment or cost (other than the depletion of net operating losses for Tax purposes) to the Acquired Company or the Acquired Company Subsidiaries. Seller shall have delivered to Buyer evidence satisfactory to Buyer that the Acquired Company Notes have been contributed and cancelled as specified in this Section 6.2(f).

(g) The Raydon/Phoenix Stop Loss Agreement shall have been executed and entered into by the parties thereto.

(h) The Retrocession Agreement shall have been executed and entered into by the parties thereto.

(i) The ADR Amendment shall have executed and entered into by the parties thereto.

(j) All outstanding options, warrants, convertible securities or other rights, agreements, arrangements or commitments relating to the Acquired Company Shares or the Acquired Company Subsidiary Shares have been released, terminated or satisfied.

Section 6.3. Conditions to Obligations of Seller. The obligations of Seller to effect the purchase and sale of the Acquired Company Shares and the other actions to be taken at the Closing are further subject to the satisfaction or waiver by Seller on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Buyer and Parent set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (or, to the extent any such representation and warranty speaks as of an earlier date, on and as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Buyer Material Adverse Effect” contained therein) would not have a Buyer Material Adverse Effect; and Seller shall have received a certificate signed on behalf of Buyer by an executive officer of Buyer to the effect set forth in this Section 6.3(a).

(b) Performance of Obligations of Buyer and Parent. Buyer and Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date; and Seller shall have received a certificate signed on behalf of Buyer by an executive officer of Buyer to such effect.

(c) Regulatory Approvals. Other than with respect to the HSR Act, all Necessary Permits of Buyer set forth in Section 6.3(c) of the Buyer’s Disclosure Letter and Necessary Permits of Seller set forth in Section 6.2(c) of the Seller’s Disclosure Letter shall have been duly obtained by Buyer and Seller, respectively, and shall be in full force and effect and shall not contain any condition or restriction that would impose on Seller or any Affiliate of Seller any material cost, liability, obligation or restriction.

(d) Delivery of Documents. Buyer shall have delivered, or caused to be delivered, to Seller each of the deliverables specified in Section 2.6(b).

(e) Execution of Retrocession Agreement. Fitzwilliam Insurance Limited and Parent shall have executed the Retrocession Agreement.

ARTICLE VII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES

Section 7.1. Survival of Representations and Warranties. Except as set forth in Section 9.5, all representations and warranties contained in this Agreement shall survive Closing solely for purposes of Section 8.1(a) and Section 8.1(b) and shall terminate and expire at the close of business on the date that is eighteen (18) months after the Closing Date except for those representations contained in Section 3.1(a)(except those portions of 3.1(a)(iii) relating to good standing and due qualification as a foreign corporation), Section 3.1(b)(ii), (iii), (iv) and (v), Section 3.1(c)(i)(A), Section 3.1(e), Section 3.2(a) (except those portions of 3.2(a)(i) relating to good standing and due qualification as a foreign corporation), Section 3.2(b)(i)(A), Section 3.3(a) (except those portions of 3.3(a)(i) relating to good standing and due qualification as a foreign corporation), Section 3.3(b)(i)(A), Section 3.4(a) (except those portions of 3.4(a)(i) relating to good standing and due qualification as a foreign corporation) and Section 3.4(b)(i)(A), which shall survive indefinitely. All covenants and agreements contained in this Agreement, to the extent that the foregoing by their express terms are to have effect or be performed after the Closing, shall survive the Closing in accordance with their terms.

ARTICLE VIII

INDEMNIFICATION

Section 8.1. Obligation to Indemnify.

(a) (i) Subject to the limitations set forth in this Article VIII, Seller agrees to indemnify and hold harmless Buyer and its Affiliates (the “Buyer Indemnified Parties”) from and against all losses and out-of-pocket expenses (including reasonable attorneys’ fees and expenses of outside counsel) but not including punitive, exemplary or consequential damages, including, without limitation, lost profits and opportunity costs, unless such punitive, exemplary or consequential damages are awarded against any of the Parties in a Third Party Claim (“Losses”), to the extent actually incurred as a result of (x) any breach of the representations and warranties of Seller contained in Section 3.1; (y) any breach of any of the covenants and agreements of Seller contained in this Agreement; (z) the resignation of any director of any of the Acquired Company or the Acquired Company Subsidiaries prior to Closing, or (zz) any matter related to or arising in connection with the LMX Claims; provided, however, that there shall not be any duplicative payments or indemnities by Seller; and provided, further, that Seller shall not have any indemnification liability under this Agreement unless a claim is timely asserted during the survival period specified in Section 7.1.

(ii) The rights of the Buyer Indemnified Parties to indemnification under this Section 8.1(a) shall be limited as follows:

(A)	The amount of any Losses or liabilities with respect to Taxes incurred by the Buyer Indemnified Parties shall be reduced by the net amount of the Tax Benefits actually realized by Buyer or any of its Affiliates by reason of such Losses in the taxable year of such Losses or a prior taxable year.

(B)	The amount of any Losses incurred by Buyer Indemnified Parties shall be reduced by the net amount Buyer or any of its Affiliates recovers (after deducting all reasonable attorneys’ fees, expenses, applicable insurance premiums paid and other costs of recovery) from any insurer or other party liable for such Losses.

(C)	The amount of any Losses (other than Losses relating to Taxes) incurred or sustained by Buyer Indemnified Parties shall be reduced to the extent such Losses shall have been caused, contributed to or exacerbated by any action or omission of Buyer or any of its Affiliates or their respective employees, representatives or agents.

(D)	In no event will Buyer be entitled to indemnification for any Losses related to or arising from the reinsurer’s failure to pay reinsurance recoverables or other amounts due or otherwise perform under any ceded reinsurance agreement to which the Acquired Company and/or Acquired Company Subsidiaries are a party.

(E)	The Buyer Indemnified Parties shall be entitled to indemnification under this Section 8.1 only to the extent that the aggregate amount of Losses (reduced as provided above) exceed on a cumulative basis 5% of the Final Purchase Price (the “Threshold”), in which event the Buyer Indemnified Parties shall be entitled to indemnification for all such Losses.

(F)	In no event will Buyer be entitled to indemnification under Section 8.1(a) for any individual item of Loss (as reduced as provided in paragraphs (A) through (C) above) that is less than $200,000 (the “De Minimus Amount”) and each such item will not be taken into account in determining whether the aggregate amount of Losses exceeds the Threshold under paragraph (E).

(G)	In any event, the maximum amount for which Seller shall be liable in the aggregate under Section 8.1(a) (after taking into account paragraphs (A) through (E) above) shall not exceed 35% of the Final Purchase Price, (the “Indemnification Cap”).

(H)	For purposes of this Section 8.1(a)(ii), any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Company Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(iii) Notwithstanding anything to the contrary set forth in this Agreement, Sections 8.1(a)(ii)(E), (F) and (G) shall not apply to claims for indemnification under Section 8.1(a)(i)(z), Section 8.1(a)(i)(zz), Section 8.1(a)(i)(x) for breaches of Section 3.1(a) (except those portions of 3.1(a)(iii) relating to good standing and due qualification as a foreign corporation), Section 3.1(b)(ii), (iii), (iv) and (v), Section 3.1(c)(i)(A), Section 3.1(e), Section 3.1(i), Section 3.4(a) (except those portions of 3.4(a)(i) relating to good standing and due qualification as a foreign corporation), Section 3.4(b)(i)(A), Section 9.1(a) and Section 9.1(c)(i), or any intentional or willful breach of this Agreement.

(b) (i) Subject to the limitations set forth in this Article VIII, Buyer and Parent agree to indemnify and hold harmless Seller and its Affiliates and its respective directors, officers and employees from and against all Losses to the extent actually incurred as a result of (I) any breach of the representations and warranties of Buyer contained in Section 3.2 or of Parent contained in Section 3.3; (II) any breach of any of the covenants and agreements of Buyer contained in this Agreement; (III) administration of the Employee Benefit Plans, including the termination thereof, the employment or termination of any Transferred Employee, or the resignation or removal of any director or officer of any of the Acquired Company or the Acquired Company Subsidiaries, after Closing; or (IV) the ownership after the Closing by Buyer or any of its Affiliates of the Acquired Company and the Acquired Company Subsidiaries or the operation after the Closing of the business of the Acquired Company and the Acquired Company Subsidiaries, except to the extent Buyer is entitled to indemnification by Seller under Section 8.1(a); provided, however, that there shall not be any duplicative payments or indemnities by Buyer or Parent; and provided, further, that neither Buyer nor Parent shall have any indemnification liability under this Agreement unless a claim is timely asserted during the survival period specified in Section 7.1.

(ii) The rights of Seller to indemnification under this Section 8.1(b) shall be limited as follows:

(A)	The amount of any Losses or liabilities with respect to Taxes incurred by Seller shall be reduced by the net amount of the Tax Benefits actually realized by Seller or any of its Affiliates by reason of such Losses in the taxable year of such Losses or a prior taxable year.

(B)	The amount of any Losses incurred by Seller shall be reduced by the net amount Seller or any of its Affiliates recovers (after deducting all reasonable attorneys’ fees, expenses, applicable insurance premiums paid and other costs of recovery) from any insurer or other party liable for such Losses.

(C)	The amount of any Losses (other than Losses relating to Taxes) incurred or sustained by Seller shall be reduced to the extent such Losses shall have been caused, contributed to or exacerbated by any action or omission of Seller or any of its Affiliates or their respective employees, representatives or agents.

(D)	Seller shall be entitled to indemnification under this Section 8.1 only to the extent that the aggregate amount of Losses (reduced as provided above) exceeds the Threshold, and then only for the amount of any such excess.

(E)	In no event will Seller be entitled to indemnification under Section 8.1(b) for any individual item of Loss (as reduced as provided above) that is less than the De Minimus Amount and each such item will not be taken into account in determining whether the aggregate amount of Losses exceeds the Threshold above.

(F)	In any event, the maximum amount for which Buyer shall be liable in the aggregate under Section 8.1(b) (after taking into account paragraphs (A) through (D) above) shall not exceed the Indemnification Cap.

(G)	For purposes of this Section 8.1(b)(ii), any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Buyer Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(iii) Notwithstanding anything to the contrary set forth in this agreement, Section 8.1(b)(ii)(D), (E) and (F) shall not apply to claims for indemnification under Section 8.1(b)(i)(I) for breaches of Section 3.2(a) (except those portions of 3.2(a)(i) relating to good standing and due qualification as a foreign corporation), Section 3.2(b)(i)(A), Section 3.3(a) (except those portions of 3.3(a)(i) relating to good standing and due qualification as a foreign corporation) and Section 3.3(b)(i)(A), Section 8.1(b)(i)(III), Section 8.1(b)(i)(IV), or any intentional or willful breach of this Agreement.

Section 8.2. Indemnification Notice Procedures.

(a) Promptly after the incurrence of any Losses by any Person entitled to indemnification pursuant to Section 8.1 (an “Indemnified Party”), including any claim by a third party described in Section 8.3, which might give rise to indemnification pursuant to Section 8.1, the Indemnified Party shall deliver to the Party from which indemnification is sought (the “Indemnifying Party”) a notice (the “Indemnification Notice”), which Indemnification Notice shall:

(i) state that the Indemnified Party has paid or incurred Losses for which such Indemnified Party is entitled to indemnification pursuant to this Agreement; and

(ii) specify in reasonable detail (and have annexed thereto all supporting documentation, including any correspondence in connection with any Third Party Claim and paid invoices for claimed Losses) each individual item of Loss included in the amount so stated, the date such item was paid or incurred, the basis for any anticipated liability and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the computation of the amount to which such Indemnified Party claims to be entitled hereunder.

(b) In the event that the Indemnifying Party shall object to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Indemnification Notice, the Indemnifying Party shall, within forty-five (45) days after receipt by the Indemnifying Party of such Indemnification Notice, deliver to the Indemnified Party a notice to such effect and the Indemnifying Party and the Indemnified Party shall, within the sixty (60) day period beginning on the date of receipt by the Indemnified Party of such objection, attempt in good faith to agree upon the rights of the respective Parties with respect to each of such claims to which the Indemnifying Party shall have so objected. If the Indemnified Party and the Indemnifying Party shall succeed in reaching agreement on their respective rights with respect to any of such claims, the Indemnified Party and the Indemnifying Party shall promptly prepare and sign a memorandum setting forth such agreement. Should the Indemnified Party and the Indemnifying Party be unable to agree as to any particular item or items or amount or amounts within such time period, then either the Indemnified Party or the Indemnifying Party shall submit such dispute to a court of competent jurisdiction as set forth in Section 11.7.

(c) Claims for Losses specified in any Indemnification Notice to which an Indemnifying Party shall not object in writing within forty-five (45) days after receipt of such Indemnification Notice, claims for Losses covered by a memorandum of agreement of the nature described in Section 8.2(b), and claims for Losses the validity and amount of which have been the subject of a final, non-appealable judicial determination as described in Section 8.2(b) or shall have been settled with the consent of the Indemnifying Party, as described in Section 8.3, are hereinafter referred to, collectively, as “Agreed Claims.” Within ten (10) Business Days after the determination of the amount of any Agreed Claim, the Indemnifying Party shall pay to the Indemnified Party an amount equal to the Agreed Claim by wire transfer in immediately available funds to the bank account or accounts designated by the Indemnified Party in a notice to the Indemnifying Party not less than two (2) Business Days prior to such payment.

Section 8.3. Third Party Claims.

(a) The Indemnified Party agrees to give the Indemnifying Party notice in writing of the assertion of any claim or demand made by, or an action, proceeding or investigation instituted by, any Person not a Party to this Agreement (a “Third Party Claim”) in respect of which indemnity may be sought under Section 8.1 in accordance with the notice procedures set forth in Section 8.2 promptly after such Indemnified Party learns of the Third Party Claim; provided, however, that failure to give such notice shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure (except that the Indemnifying Party shall not be liable for any expenses incurred during the period in which the Indemnified Party failed to give such notice). Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five (5) calendar days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

(b) If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying

Party will not, as long as it conducts such defense, be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof (other than during any period in which the Indemnified Party shall have not yet given notice of the Third Party Claim as provided above). All Parties shall cooperate in the defense or prosecution of a Third Party Claim. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent.

(c) The Indemnifying Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim as to which the Indemnifying Party has assumed the defense in accordance with the terms of Section 8.3(b), without the consent of any Indemnified Party, but only if such settlement or entry of judgment: (i) provides solely for the payment of money, (ii) provides a complete release of, or dismissal with prejudice of claims against, any Indemnified Party potentially affected by such Third Party Claim from all matters that were or could have been asserted in connection with such claims, (iii) does not impose any equitable remedy or penalty upon the Indemnified Party, and (iv) does not admit liability on the part of the Indemnified Party or any of the Acquired Company or the Acquired Company Subsidiaries or admit facts that may prejudice the Indemnified Party or any of the Acquired Company or the Acquired Company Subsidiaries in collateral disputes.

(d) Notwithstanding the foregoing, if a settlement offer to which the Indemnifying Party is not authorized to consent to pursuant to Section 8.3(c) is made by a third party claimant solely for money damages, and the Indemnifying Party notifies in writing the Indemnified Party of the Indemnifying Party’s willingness to accept the settlement offer and, subject to the applicable limitations of this Article VIII, pay the amount called for by such offer, and the Indemnified Party declines to accept such offer, the Indemnified Party may continue to contest such Third Party Claim, free of any participation by the Indemnifying Party, and the amount of any ultimate liability with respect to such Third Party Claim that the Indemnifying Party has an obligation to pay hereunder shall be limited to the lesser of (i) the amount of the settlement offer that the Indemnified Party declined to accept plus the other Losses of the Indemnified Party relating to such Third Party Claim prior to the date of its rejection of the settlement offer or (ii) the aggregate Losses of the Indemnified Party with respect to such Third Party Claim.

Section 8.4. Termination; Mitigation.

(a) The indemnities provided in this Agreement shall survive Closing; provided, however, that the indemnities provided under Section 8.1(a) and Section 8.1(b) shall terminate when the applicable representation or warranty terminates pursuant to Article VII, except as to any item as to which the Person to be indemnified shall have, before the expiration of the applicable period, previously made a claim by delivering a notice (stating in reasonable detail the basis of such claim) to the Indemnifying Party. Except in cases of common law fraud or willful breaches of covenants or other obligations set forth in this Agreement, or as otherwise specifically provided herein (including Section 8.5), the remedies provided in this Article VIII, Article IX and Article X shall be the exclusive remedies (including equitable remedies that involve monetary payment, such as restitution or disgorgement, other than specific performance to enforce any payment or performance due hereunder) of the Parties from and after the Closing in connection with any breach of a representation or warranty, or nonperformance, partial or total, of any covenant or agreement contained herein.

(b) For purposes of determining the amount of any Tax Benefit, such Tax Benefit shall be computed by calculating the amount of actual Tax refund received or reduction in Tax payable by the taxpayer for the taxable year in which the relevant Loss is incurred or a prior taxable year.

(c) The Indemnified Party shall take and shall cause its Affiliates to take all commercially reasonable steps to mitigate any Loss or liability with respect to Taxes upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto, including incurring costs only to the extent reasonably necessary to remedy the breach which gives rise to the Loss.

(d) Notwithstanding anything contained in this Agreement to the contrary, in the event that any fact, event or circumstance which results in an adjustment to the Estimated Purchase Price would also constitute a breach or inaccuracy of any of Seller’s representations, warranties, covenants or agreements under this Agreement, Seller and its respective Affiliates shall have no obligation to indemnify any Buyer Indemnified Party with respect to such breach or inaccuracy to the extent of such adjustment.

(e) Upon making any indemnification payment, the Indemnifying Party will, to the extent of such payment, be subrogated to all rights of the Indemnified Party against any third party in respect of the Loss or liability with respect to Taxes to which the payment relates. Without limiting any other provision hereof, each such Indemnified Party and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation rights.

Section 8.5. Tax Indemnification. Notwithstanding anything to the contrary in this Agreement, the rights and obligations of the Parties with respect to indemnification for any and all Tax matters shall be governed by Article IX hereof.

Section 8.6. Knowledge of Inaccuracy or Breach. Neither Seller nor Buyer shall be liable under Article VIII for any Losses resulting from or relating to any inaccuracy in or breach of any representation or warranty in this Agreement if the party seeking indemnification for such Losses had Knowledge of such breach before Closing if it acquired that Knowledge from a source other than the other Party, one of its Affiliates or a person acting on behalf of or associated with the other Party or one of its Affiliates.

ARTICLE IX

TAX MATTERS

Section 9.1. Tax Indemnity.

(a) Except as provided for in Section 9.1(c)(ii) and subject to Section 9.6, Seller shall be liable for and shall indemnify and hold harmless the Buyer Indemnified Parties from and against any and all Taxes imposed on the Acquired Company for any Pre-Closing Tax Periods aside from Taxes reflected as accrued liabilities on the Final 2010 Financial Statements.

(b) For purposes of determining Seller’s liability pursuant to Section 9.1(a) with respect to Taxes (other than Transfer Taxes) that are payable for a taxable period that begins before the Closing Date and ends after the Closing Date (“Straddle Taxes”), the portion of any such Tax that is allocable to the Pre-Closing Tax Periods shall be in the case of (i) Taxes imposed on a periodic basis or otherwise measured by the level of any item deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period irrespective of the lien or assessment date of such Taxes; (ii) Taxes imposed on or measured by income, gross receipts, wages, expenses or other similar periodic measures or imposed on sales, assignments or any other transfers of any property deemed equal to the amount which would be payable if the taxable year ended with the Closing Date (based on an interim closing of the books as of the Closing); and (iii) Taxes imposed on the basis of premium deemed equal to the amount which would be payable on the basis of the amount of the premium written as of the Closing.

(c) Contribution of Surplus Notes.

(i) The transfer of the Acquired Company Notes to the Acquired Company prior to the Closing Date shall be treated by the Seller on its Consolidated Tax Return for the period in which the transfer occurs as a contribution to the capital of the Acquired Company in which the Acquired Company Notes are extinguished.

(ii) Buyer shall not seek indemnification from Seller for any additional Taxes for which the Buyer may become liable as a result of the contribution of the Acquired Company Notes.

Section 9.2. Preparation and Filing of Tax Returns.

(a) Seller shall prepare or cause to be prepared in a manner consistent with past practice, except as otherwise required by applicable tax law or otherwise agreed to by Buyer prior to the filing thereof, and file or cause to be filed on a timely basis all (i) Tax Returns relating to the Acquired Company that are due on or before the Closing Date and (ii) consolidated, unitary, combined or similar Tax Returns (the “Consolidated Tax Returns”) that include the Acquired Company and Seller or any Affiliate of Seller no matter when such taxable years end, and after the Closing Buyer shall cause the Acquired Company to take all actions and provide all information necessary to facilitate the preparation and filing of all such Tax Returns.

(b) Buyer shall prepare or cause to be prepared and file or cause to be filed on a timely basis all Tax Returns with respect to the Acquired Company that are not described in Section 9.2(a) and, subject to Seller’s indemnity for Taxes as provided in Section 9.1(a), pay all Taxes reported as due on such Tax Returns.

(c) With respect to any Tax Return required to be filed or caused to be filed by Seller or Buyer pursuant to Section 9.2(a) and Section 9.2(b) with respect to the Acquired Company (such Party, the “Filing Party”) and as to which an amount of Tax is allocable to the Party that is not the Filing Party (the “Tax Indemnifying Party”) pursuant to Section 9.2(a) or Section 9.2(b), the Filing Party shall provide the Tax Indemnifying Party and its authorized representatives with a copy of such completed Tax Return or in the case of a Consolidated Tax Return, a pro forma Tax Return for the Acquired Company (prepared on a separate company basis) and a statement certifying and setting forth the calculation of the amount of Tax shown on such Tax Return that is allocable to such Tax Indemnifying Party, together with appropriate supporting information and schedules at least fifteen (15) Business Days prior to the due date (including any extension thereof) for the filing of such Tax Return or Consolidated Tax Return, as the case may be, and such Tax Indemnifying Party and its authorized representatives shall have the right to review and comment on such Tax Return and statement, as the case may be, prior to the filing of such Tax Return and the Filing Party shall consider such comments in good faith.

(d) Payment of any amounts due under this Article IX in respect of Taxes shall be made: (i) except to the extent that there is a Tax Dispute or that a matter relating to Taxes is being contested with a Taxing Authority, at least three (3) Business Days before the due date of the applicable estimated or final Tax Return required to be filed by the Filing Party that reports a Tax liability for which a Tax Indemnifying Party is liable pursuant to this Agreement and (ii) with respect to a Tax Dispute or any matter relating to Taxes which are being contested with a Taxing Authority, within three (3) Business Days after the following: (A) an agreement between Seller and Buyer that an indemnity amount is payable; (B) a Final Determination having been made by a Taxing Authority; or (C) in the event of a Tax Dispute, a final determination by the Tax Referee. If liability under this Article IX is in respect of an expense relating to the contest of a Tax matter, payment of any amounts due under this Article IX shall be made as of the time when the payment of the corresponding Tax is due pursuant to the immediately preceding sentence.

Section 9.3. Tax Notice; Tax Controversies. Seller and Buyer shall provide to each other notice within ten (10) days of receipt of any notice of deficiency, proposed adjustment, assessment, audit, examination or other administrative or court proceeding, suit, dispute or other claim (a “Tax Claim”) in which a Taxing Authority makes or proposes to make a Tax adjustment to any Tax period which includes any period up to and including the Closing Date. Seller shall have the right, at Seller’s expense, to participate in and, upon notice to Buyer within

30 days, control the conduct of any Tax Claim that involves a Consolidated Tax Return or any matter relating to the Consolidated Group of which Seller is a member (a “Seller Consolidated Group Tax Claim”). With respect to any Tax Claim, the Party not controlling the proceeding of such Tax Claim or its representative shall (to the extent permitted by Law) have the right, at its expense, to participate in any such Tax Claim. The Parties agree that they will not settle, compromise or agree to any Tax adjustment which increases the liability for Taxes of the other Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.

Section 9.4. Cooperation and Controversies. Seller, Buyer and the Acquired Company shall reasonably cooperate, and shall cause their respective Affiliates, agents, auditors, representatives, officers and employees reasonably to cooperate, in preparing and filing all Tax Returns (including amended returns and claims for refund), including maintaining and making available to each other all records necessary in connection with Taxes and with respect to any Tax Claim, which cooperation shall include but not be limited to (i) providing all relevant information that is available to Buyer, Seller and/or the Acquired Company, as the case may be, with respect to such Tax Claim; (ii) making personnel available at reasonable times; and (iii) preparation of responses to requests for information; provided, that the foregoing shall be done in a manner so as to not unreasonably interfere with the conduct of business by Buyer, Seller or the Acquired Company, as the case may be. Any information obtained under this Section shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or with respect to any Tax Claim.

Section 9.5. Survival. All agreements, covenants and indemnification matters contained in this Article IX and the representations and warranties set forth in Section 3.1(i) shall survive the Closing until the expiration of the applicable statutory period of limitation.

Section 9.6. Termination of Tax Sharing Agreements. As of the Closing Date, Seller shall cause all written Tax allocation and Tax sharing agreements and arrangements (“Tax Sharing Agreements”) between Seller, on the one hand, and the Acquired Company, on the other, to be extinguished and terminated with respect to the Acquired Company; provided, however, that such termination shall not excuse the Acquired Company from making all payments due to Seller or any Affiliate of Seller (other than the Acquired Company) under such Tax Sharing Agreements as determined as of the Closing Date. The payment and calculation of any payments due and owing with respect to the preceding sentence shall be made in a time and manner consistent with past practice.

Section 9.7. Exclusivity. Except as provided in Section 3.1(i) with respect to representations and warranties relating to Tax matters and Section 8.1(a) with respect to limitations on indemnity, notwithstanding any other provision in this Agreement to the contrary, this Article IX shall control all matters relating to Taxes and any claims, liabilities, damages, deficiencies, obligations, costs or expenses, penalties and reasonable attorneys’ fees and disbursements related thereto.

Section 9.8. Transfer Taxes. All real property transfer or gains, sales, use, transfer, value added, stock transfer, and stamp taxes, any transfer, recording, registration and other fees, and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), shall be borne equally by Seller and Buyer. Buyer or Seller, as appropriate, shall file such applications and documents as shall permit any such Tax to be assessed and paid on or prior to the Closing Date in accordance with any available pre-sale filing procedure. Buyer or Seller, as appropriate, shall execute and deliver all instruments and certificates necessary to enable the other to comply with any filing requirements relating to any such Taxes.

Section 9.9. Certain Tax Elections. On the Consolidated Tax Return of the CIGI affiliated group for the taxable year that includes the Closing Date the following elections shall be made, if available: elections pursuant to Treasury Regulation §1.1502-95(c) to apportion to the Acquired Company and the Acquired Company Subsidiaries all of the consolidated section 382 limitations and net unrealized built-in gains of the CIGI affiliated group with respect to prior section 382 ownership changes, if any.

Section 9.10. Miscellaneous.

(a) For purposes of this Article IX, all references to the Acquired Company are intended to include the Acquired Company Subsidiaries both collectively and individually.

(b) Seller and Buyer agree to treat all payments made by either of them to or for the benefit of the other (including any payments to the Acquired Company or any Acquired Company Subsidiary) under this Article IX or under other indemnity provisions of this Agreement as adjustments to the Final Purchase Price for Tax purposes and that such treatment shall govern for purposes hereof except to the extent that the Laws of a particular jurisdiction provide otherwise.

ARTICLE X

TERMINATION PRIOR TO THE CLOSING

Section 10.1. Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:

(a) by Seller or Buyer in writing, if any order, injunction or decree of any court of competent jurisdiction shall have been issued and shall have become final and nonappealable, or if any statute shall have been enacted, or if any rule or regulation shall have been promulgated by any Governmental Entity, that prohibits or restrains any Party from consummating the transactions contemplated by this Agreement;

(b) by Seller or Buyer in writing, if the Closing has not occurred on or prior to August 1, 2011; provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to the Party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date; and

(c) by Seller or Buyer, if there shall have been a breach by Buyer or Seller, respectively, of any of their respective representations, warranties, covenants or obligations contained herein, which breach would result in the failure to satisfy any condition set forth in Section 6.1 or Section 6.3 (in the case of a breach by Buyer) or Section 6.1 or Section 6.2 (in the case of a breach by Seller), and in any such case such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within thirty (30) calendar days, or such longer time as may be mutually agreed upon by the Parties, after written notice thereof shall have been received by the Party alleged to be in breach.

(d) at any time prior to the Closing, by mutual written consent of Seller and Buyer.

Section 10.2. Survival. If this Agreement is terminated and the transactions contemplated hereby are not consummated as described herein, this Agreement shall become null and void and of no further force and effect, except for (a) the provisions of this Section 10.2 and Article XI and (b) rights and obligations arising from any breach of this Agreement prior to such termination, including the right to indemnification for such breach under Article VIII.

ARTICLE XI

GENERAL PROVISIONS

Section 11.1. Fees and Expenses. Whether or not the purchase and sale of the Acquired Company Shares is consummated, except as provided herein, each Party shall pay its own fees and expenses incident to preparing for, entering into and carrying out this Agreement and the transactions contemplated hereby. For the avoidance of doubt, Buyer shall be responsible for all fees and expenses in connection with any filings or submissions (and preparation thereof) pursuant to the HSR Act.

Section 11.2. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be delivered personally, by facsimile (which is confirmed as provided below) or by overnight courier (providing proof of delivery) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)	If to Buyer, to:

Clarendon Holdings, Inc.

c/o Enstar (US) Inc.

7901 4th Street N., Suite 203

St. Petersburg, FL 33702

Phone: (727) 576-1632

Fax: (727) 576-3627

Attention: Karl J. Wall

with a copy to:

Drinker Biddle & Reath LLP

One Logan Square, Suite 2000

Philadelphia, PA 19103-6996

Phone: (215) 988-2488

Fax: (215) 988-2757

Attention: Daniel W. Krane

(b)	If to Seller, to:

Hannover Re

Karl-Wiechert-Allee 50

30625 Hannover

Germany

Phone: 49 511 5604 1538

Fax: 49 511 5604 3538

Attention: Thomas Fiedler, General Counsel

with a copy to:

Locke Lord Bissell & Liddell, LLP

701 8th Street, N.W.

Suite 700

Washington, D.C. 20001

Phone: (202) 220-6967

Fax: (202) 521-4209

Attention: William J. Kelty

Notice given by personal delivery or overnight courier shall be effective upon actual receipt. Notice given by facsimile shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day if not received during the recipient’s normal business hours.

Section 11.3. Interpretation. This Agreement shall be governed by the following rules of interpretation: (a) when a reference is made in this Agreement to an Article, Section, Annex, Exhibit, Schedule or Disclosure Letter, such reference shall be to an Article of, a Section of, or an Annex, Exhibit, Schedule or Disclosure Letter to, this Agreement unless otherwise indicated; (b) disclosure of any item in the Seller’s Disclosure Letter or Buyer’s Disclosure Letter shall not be deemed an admission that such item represents a material item, fact, exception of fact, event or circumstance or that occurrence or non-occurrence of any change or effect related to such item would result in a Company Material Adverse Effect or a Buyer Material Adverse Effect, as the case may be; (c) the table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (d) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation;” (e) whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate; and (f) references to “$” shall mean United States dollars.

Section 11.4. Entire Agreement; No Other Representations; Third-Party Beneficiaries.

(a) This Agreement (including all annexes, exhibits and schedules hereto) constitute the entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersede all prior agreements, understandings, representations and warranties, both written and oral, among the Parties with respect to such subject matter, other than the Confidentiality Agreement which shall survive and remain in full force and effect according to its terms (or such longer time if agreed herein), except to the extent such terms conflict with the terms of this Agreement.

(b) BUYER ACKNOWLEDGES THAT NEITHER SELLER, NOR ANY AFFILIATE, OFFICER, DIRECTOR, EMPLOYEE, REPRESENTATIVE OR AGENT THEREOF MAKES OR HAS MADE, NOR HAS BUYER RELIED ON, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OR ANY OTHER INDUCEMENT OR PROMISE TO BUYER EXCEPT AS SPECIFICALLY MADE IN THIS AGREEMENT. IN PARTICULAR, BUT WITHOUT LIMITING THE FOREGOING, AND EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN THIS AGREEMENT, NO SUCH PERSON HAS MADE, AND THE PARTIES EXPRESSLY DISCLAIM, ANY REPRESENTATION OR WARRANTY TO BUYER WITH RESPECT TO: (x) ANY INFORMATION SET FORTH IN THE CONFIDENTIAL DESCRIPTIVE MEMORANDUM DISTRIBUTED BY SELLER OR ITS AFFILIATES IN CONNECTION WITH THE PROPOSED SALE OF THE ACQUIRED COMPANY AND THE ACQUIRED COMPANY SUBSIDIARIES OR (y) ANY FINANCIAL PROJECTION OR FORECAST RELATING TO THE ACQUIRED COMPANY OR THE ACQUIRED COMPANY SUBSIDIARIES. WITH RESPECT TO ANY SUCH PROJECTION OR FORECAST DELIVERED BY OR ON BEHALF OF SELLER TO BUYER, BUYER ACKNOWLEDGES THAT: (i) THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE SUCH PROJECTIONS AND FORECASTS; (ii) IT IS FAMILIAR WITH SUCH UNCERTAINTIES; (iii) IT IS TAKING FULL RESPONSIBILITY FOR MAKING ITS OWN EVALUATION OF THE ADEQUACY AND ACCURACY OF ALL SUCH PROJECTIONS AND FORECASTS SO FURNISHED; (iv) IT IS NOT ACTING IN RELIANCE ON ANY SUCH PROJECTION OR FORECAST SO FURNISHED TO IT; AND (v) IT SHALL HAVE NO CLAIM AGAINST ANY SUCH PERSON WITH RESPECT TO ANY SUCH PROJECTION OR FORECAST.

(c) Notwithstanding anything to the contrary in this Agreement or any other agreement, document or instrument to be delivered in connection with the transactions contemplated hereby or thereby, each of Buyer and Parent further acknowledges and agrees that Seller makes no representation or warranty with respect to, and nothing contained in this Agreement or any other agreement, document or instrument to be delivered in connection with the transactions contemplated hereby or thereby is intended or shall be construed to be a representation or warranty (express or implied) of Seller for any purpose of this Agreement or any other agreement, document or instrument to be delivered in connection with the transactions contemplated hereby or thereby, in respect of (i) the adequacy or sufficiency of insurance loss and loss adjustment expense reserve liabilities reflected in the SAP Statements of the Acquired Company or any Acquired Company Subsidiary (the “Insurance Reserves”) and (ii) the effect of the adequacy or sufficiency of Insurance Reserves on any line item, asset, liability or equity amount on the SAP Statements or any other financial statements. Further, Buyer acknowledges and agrees that no fact, condition, development or issue relating to the adequacy or sufficiency of Insurance Reserves may be used, directly or indirectly, to demonstrate or support the breach of any representation or warranty contained in this Agreement or any other agreement, document or instrument to be delivered in connection with the transactions contemplated hereby or thereby.

(d) Except as otherwise provided in Article VIII, the terms and provisions of this Agreement are intended solely for the benefit of the Parties, and their respective successors and assigns, and nothing in this Agreement is intended or shall be construed to give any other Person any legal or equitable right, remedy or claim under, or in respect of, this Agreement or any provision contained herein.

(e) Nothing in this Agreement, including Article VIII and this Article XI, limits or excludes liability arising as a result of fraud.

Section 11.5. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflict of laws principles of such State.

Section 11.6. Assignment. Neither this Agreement nor any of the rights, interests or obligations of any Party shall be assigned, in whole or in part, by operation of law or otherwise by such Party without the prior written consent of the other Parties, and any such assignment that is not consented to shall be null and void; provided, however, that after the Closing Seller may assign all or any portion of its rights or interests hereunder to any Affiliate without such consent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 11.7. Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state court which in either case is located in the City of New York (any such federal or state court, a “New York Court”). In addition, except as otherwise provided in this Agreement, each of the Parties (a) consents to submit itself to the personal jurisdiction of any New York Court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such New York Court.

Section 11.8. No Strict Construction Against the Drafter. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Section 11.9. Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 11.10. Amendment; Modification and Waiver. This Agreement may be amended, superseded, cancelled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by each of the Parties or, in the case of a waiver, by the Party waiving compliance. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

Section 11.11. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

Section 11.12. Relationship Between the Parties. Each Party shall be precluded from asserting that a condition set forth in Article VI has not been satisfied by reason of any matter, fact, failure or circumstance reflected in Seller’s Disclosure Letter or Buyer’s Disclosure Letter, as applicable.

Section 11.13. Waiver of Jury Trial.

(a) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(b) EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF THE FOREGOING WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY,

AND (iv) IT HAS BEEN INDUCED TO ENTER INTO ANY OF THE TRANSACTION DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 11.13.

IN WITNESS WHEREOF, Seller, Seller Parent, Buyer and Parent have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

SELLER

CLARENDON INSURANCE GROUP, INC.

By:	/s/ Dr. Michael Pickel
Name: Dr. Michael Pickel
Title: Chairman

By:	/s/ Roland Vogel
Name: Roland Vogel
Title: Director of the Board

SELLER PARENT

HANNOVER FINANCE, INC.

By:	/s/ Roland Vogel
Name: Roland Vogel
Title: Chairman

By:	/s/ Patrick P. Fee
Name: Patrick P. Fee
Title: President

BUYER

CLARENDON HOLDINGS, INC.

By:	/s/ Karl J. Wall
Name: Karl J. Wall
Title: President

PARENT

ENSTAR GROUP LIMITED

By:	/s/ Paul J. O’Shea
Name: Paul J. O’Shea
Title: Director